UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Lydall, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY

NOTICE OF ANNUAL MEETING

To: The Owners of Lydall, Inc. Common Stock

You are cordially invited to attend the Annual Meeting of Stockholders.

Location:	Hilton Hartford, 315 Trumbull Street, Hartford, CT 06103

Date:	Friday, April 24, 2015

Time:	9:00 a.m.

The Annual Meeting of Stockholders will be held for the purposes of:

1.	Electing the eight nominees named in the proxy statement to serve as Directors until the annual meeting of stockholders to be held in 2016 and until their successors are elected and qualified;
2.	Approving the Restated Certificate of Incorporation;

3.	Holding an advisory vote on executive compensation;

4	Ratifying the appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2015; and
5.	Transacting any other business that may properly come before the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. However, whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to vote promptly and submit your proxy by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope. If you decide to attend the Annual Meeting, you have the right to vote in person even if you have previously submitted your proxy. If you hold your stock in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Sincerely,

Chad A. McDaniel
Vice President, General Counsel and Secretary

Manchester, CT

March 17, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2015.

This proxy statement, along with the Lydall, Inc. 2014 Annual Report and Form 10-K,

are available free of charge on our website at:

www.lydall.com and by clicking on Investor Relations

PROXY STATEMENT

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement of Lydall, Inc. (“Lydall” or the “Company” or “us” or “our”), a Delaware corporation, is being mailed or otherwise furnished to stockholders on or about March 17, 2015 in connection with the solicitation by the Board of Directors (the “Board”) of Lydall of proxies to be voted at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on April 24, 2015, at 9:00 a.m. at the Hilton Hartford, 315 Trumbull Street, Hartford, CT 06103.

At the Annual Meeting, the stockholders will consider and vote upon the following proposals put forth by the Board:

1.	To elect the eight nominees named in the proxy statement to serve as Directors until the next annual meeting of Stockholders to be held in 2016 and until their successors are elected and qualified;

2.	To approve the Restated Certificate of Incorporation;

3.	To hold an advisory vote on executive compensation; and

4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2015.

The Board recommends that you vote “FOR” the nominees for election to the Board named in the proxy, “FOR” the Restated Certificate of Incorporation, “FOR” the advisory vote on executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

The Board knows of no other matter to be presented at the Annual Meeting and the deadline for stockholders to submit proposals or nominations has passed. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those individuals named as proxies and in accordance with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”).

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the Annual Meeting, please submit your proxy or voting instructions as described in “Options for Voting.” Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

Options for Voting

If you hold shares in your own name, you may vote as follows:

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1.	Telephone. To vote by telephone, please follow the instructions on the enclosed proxy card. If you vote by telephone, it is not necessary to mail your proxy card.

2.	Internet. To vote on the Internet, please follow the instructions on the enclosed proxy card. If you vote by Internet, it is not necessary to mail your proxy card.

3.	Mail. To vote by mail, please complete, sign and mail the proxy card in the enclosed prepaid envelope.

4.	In Person. If you wish to vote in person, written ballots will be available at the Annual Meeting.

We would appreciate your vote as soon as possible for use at the Annual Meeting or at any adjournments of the Annual Meeting. Properly executed proxies received by Lydall’s Corporate Secretary before the Annual Meeting will be voted as directed unless revoked. A proxy may be revoked at any time before it is exercised by: (a) notifying Lydall’s Corporate Secretary in writing; (b) delivering a proxy with a later date; or (c) attending the Annual Meeting and voting in person.

Unless you indicate otherwise, shares represented by proxies properly voted will be voted as follows:

•	“FOR” the nominees for election to the Board named in the proxy,
•	“FOR” the Restated Certificate of Incorporation,
•	“FOR” the advisory vote on executive compensation, and
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

If you hold your shares in “street name” (i.e., in a brokerage account), you should follow the voting instructions provided by your bank, broker or other nominee, including any instructions provided regarding your ability to vote by telephone or through the Internet. Please note that if you hold your shares in street name, in order to vote in person at the Annual Meeting, you must request a proxy from your broker.

Voting Mechanics

A majority in interest of the outstanding shares represented at the Annual Meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting.

Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters. NYSE rules consider the ratification of the appointment of the Company’s independent auditors (Proposal 4) to be a routine matter. As a result, your broker is permitted to vote your shares on this matter at its discretion without instruction from you. When a proposal is not a routine matter, such as the election of Directors (Proposal 1), the approval of the Restated Certificate of Incorporation (Proposal 2) and the advisory vote on executive compensation, also known as a “Say-on-Pay” proposal (Proposal 3) and you have not provided voting instructions to your broker with respect to one of these proposals, your broker cannot vote the shares on that proposal. The missing votes for these non-routine matters are called “broker non-votes.”

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With respect to Proposal 1, the election of Directors, a stockholder may cast a vote for all nominees or withhold authority to vote for any or all nominees. Under the Company’s Bylaws, Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. Neither votes that are withheld nor broker non-votes will affect the outcome of the election of Directors. However, as discussed below in “Majority Voting Policy for Election of Directors”, Company policy requires an incumbent Director to tender his or her resignation if the Director does not receive a majority of the votes cast in an uncontested election.

With respect to Proposal 2, approval of the Restated Certificate of Incorporation, a stockholder may cast a vote for or against the proposal or abstain from voting. Under the Company’s Certificate of Incorporation, the affirmative vote of at least two-thirds of the voting power of all classes of stock entitled to vote in elections of Directors will constitute the stockholders’ approval. Abstentions and broker non-votes have the same effect as a vote against Proposal 2.

With respect to Proposal 3, the Say-on-Pay proposal, and Proposal 4, the ratification of the appointment of the Company’s independent auditors, a stockholder may cast a vote for or against the proposals or abstain from voting. Under the Company’s Bylaws, the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote and voting on the matters will constitute the stockholders’ approval. Abstentions and broker non-votes are not considered to have been voted on such matters and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated. The Say-on-Pay proposal is an advisory vote and the result will not be binding on the Board or the Company.

Majority Voting Policy for Election of Directors

Our Board has adopted a majority voting policy with respect to the election of Directors, which is set forth in the Corporate Governance Guidelines of the Company. The majority voting policy applies only to uncontested elections for Directors (i.e., elections in which the number of nominees does not exceed the number of Directors to be elected) and requires an incumbent Director nominee to tender his or her resignation if the number of shares voted “for” a Director’s election is less than 50% of the number of the votes cast with respect to that Director’s election. Votes cast include votes to withhold authority but exclude abstentions and broker non-votes with respect to that Director’s election.

The Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance Committee’s recommendation, and publicly disclose (by press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that they consider appropriate and relevant and may act in their sole and absolute discretion. The Director who has tendered his or her resignation in accordance with this policy may not participate in the consideration of such tendered resignation by either the Corporate Governance Committee or the Board.

If an incumbent Director’s resignation is not accepted by the Board, such Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected and qualified, or his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill the resulting vacancy or otherwise take action pursuant to the applicable provisions of the Company’s Bylaws and the Company’s Restated Certificate of Incorporation in effect at such time.

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Cost of Solicitation

All costs of solicitation of proxies will be borne by the Company. Other costs anticipated are those ordinarily incurred in connection with the preparation and mailing of proxy materials. In addition to solicitations of proxies by mail, the Company’s Directors, officers and other employees, without additional remuneration, may solicit proxies by telephone and in person.

Eligibility to Vote

Only holders of record of Lydall’s Common Stock at the close of business on February 27, 2015 (the “Record Date”) are entitled to vote at this Annual Meeting and any adjournment thereof. As of the Record Date, there were 17,246,597 shares of Common Stock issued and outstanding, the holders of which are entitled to one vote per share.

Obtaining Copies

Our Annual Report on Form 10-K containing financial statements for the fiscal year ended December 31, 2014 (“2014 Annual Report”) has been mailed to the stockholders with this proxy statement. This proxy statement, the 2014 Annual Report, a letter to the stockholders and the accompanying proxy card were first mailed to stockholders on or about March 17, 2015. Additionally, copies of the Company’s 2014 Annual Report may be printed from www.lydall.com or will be provided without charge, upon request. Requests may be directed to the Company at Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151, Attention: General Counsel.

PROPOSAL 1 — ELECTION OF DIRECTORS

The current term of office of all of the Company’s Directors expires at the Annual Meeting and when their successors are duly elected and qualified. The Corporate Governance Committee of the Board has nominated Dale G. Barnhart, Kathleen Burdett, W. Leslie Duffy, Matthew T. Farrell, Marc T. Giles, William D. Gurley, Suzanne Hammett, and S. Carl Soderstrom, Jr. for election as Directors of the Company until the next annual meeting of stockholders to be held in 2016 and until their successors are duly elected and qualified. Each nominee is currently serving as a Director of the Company, and each nominee has consented to serve if re-elected. If any nominee becomes unavailable to serve as a Director before the Annual Meeting, the Corporate Governance Committee may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Corporate Governance Committee.

The Corporate Governance Committee has determined that all nominees (other than Dale G. Barnhart, the Company’s President and Chief Executive Officer) are “independent” within the meaning of the applicable NYSE rules. There are no family relationships between any Director, nominee for Director or executive officer of the Company. The Corporate Governance Guidelines of the Company specify that at least a majority of the members of the Board, as well as all of the members of the Audit Review Committee, the Compensation Committee and the Corporate Governance Committee, shall be “independent” within the meaning of the applicable NYSE rules.

Under the Restated Certificate of Incorporation of the Company, the Board is empowered to establish the number of Directorships between three and fifteen. The Board has currently fixed the number of Directorships at eight.

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Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote for the Director nominees designated by the Corporate Governance Committee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL PERSONS NOMINATED BY THE CORPORATE GOVERNANCE COMMITTEE AS DIRECTORS OF THE COMPANY.

Biographical Information

Set forth below is biographical information pertaining to each nominee for election as a Director of the Company, including his or her principal occupation and business experience for at least the past five years and the names of other public companies for which each nominee serves as a Director or has served as a Director during the past five years. Please refer to “Qualifications of Nominees” below for a further discussion of the specific experience, qualifications, attributes and skills of each nominee that led our Corporate Governance Committee to conclude that he or she should continue to serve as one of our Directors.

Dale G. Barnhart, 62, has served as a Director since October 2007 and as our President and Chief Executive Officer since August 2007. Mr. Barnhart was the Chief Executive Officer of Synventive Molding Solutions, a manufacturer of hot runner systems, machine nozzles, temperature controllers and sprue bushings for the injection molding industry, from 2005 to 2007. Prior to that, Mr. Barnhart was a consultant working with two private equity groups and was President of Invensys Climate Control, a provider of products and services to the heating, ventilating and air conditioning and commercial refrigeration markets.

Kathleen Burdett, 59, has served as a Director since June 2003, as Chair of our Audit Review Committee since April 2004 and as a member of our Corporate Governance Committee since April 2008. Ms. Burdett served as Vice President and Chief Financial Officer of Dexter Corporation (“Dexter”), a developer and manufacturer of nonwoven products primarily used in the food packaging, medical, and hygiene markets, specialty polymers primarily used in the aerospace and electronics markets and precise, reproducible biological, and biochemical products used for applications in the life sciences industry, from 1994 until Dexter’s merger with Invitrogen Corporation (“Invitrogen”), in 2000. From 2000 until her retirement in 2002, Ms. Burdett served as a consultant to Invitrogen. Prior to that, Ms. Burdett served as the Controller and Principal Accounting Officer of Dexter and as a member of the Board of Directors of Life Technologies, Inc. (“Life Technologies”), a majority owned subsidiary of Dexter, and as Chair of the Audit Committee and as a member of the Executive Committee and the Compensation Committee of Life Technologies.

W. Leslie Duffy, Esq., 75, has served as a Director since May 1992, as Chair of our Board since August 2005 and as a member of our Corporate Governance Committee since May 2003. Mr. Duffy is a retired partner of the law firm of Cahill Gordon & Reindel LLP, where he worked from 1965 through 2012.

Matthew T. Farrell, 58, has served as a Director since August 2003, as a member of our Audit Review Committee since August 2003 and as a member of our Compensation Committee since August 2004. Since 2014, Mr. Farrell has been Executive Vice President, Chief Financial Officer and Chief Operating Officer of Church & Dwight Co., Inc. (“Church & Dwight”), which manufactures and markets a wide range of products under the ARM & HAMMER® and other brand names. From 2007 through 2014, Mr. Farrell was Executive Vice President and Chief Financial Officer of Church & Dwight, and from 2006 through 2007, he was Vice President and Chief Financial Officer of Church & Dwight. Prior to that, Mr. Farrell was Executive Vice President and Chief Financial Officer of Alpharma Inc., a specialty pharmaceutical company; he served as Vice President, Investor Relations & Communications at Ingersoll-Rand Ltd., and he held various senior financial positions at AlliedSignal Inc. Mr. Farrell began his career with KPMG Peat Marwick LLP, where he was an audit partner from 1989 until 1994.

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Marc T. Giles, 59, has served as a Director and as a member of our Compensation and Corporate Governance Committees since April 2008. Mr. Giles has served as a director of Checkpoint Systems, Inc., a global leader in merchandise availability solutions for the retail industry, since March 2013, where he also serves as a member of the Audit and Compensation Committees; Intevac, Inc., a leader in thin film processing technologies and developer of advanced high sensitivity digital sensors, cameras, and integrated systems, since May 2014, where he also serves as a member of the Audit Committee; and Gerber Scientific, Inc. (“Gerber Scientific”), a manufacturer that provides software, computerized manufacturing systems, supplies and services to a wide variety of industries, since 2001. He was the President and Chief Executive Officer of Gerber Scientific from 2001 until February 2012 and provided transitional executive services to Gerber Scientific through his retirement on December 31, 2012. Mr. Giles previously served as Senior Vice President and President of Gerber Technology, Inc. (“Gerber Technology”), a subsidiary of Gerber Scientific. Prior to joining Gerber Technology, Mr. Giles served in several senior positions in business unit management, strategy development, mergers and acquisitions and sales and marketing management with FMC Corp., a manufacturer of machinery and chemicals.

William D. Gurley, 66, has served as a Director since April 2006, as Chair of our Compensation Committee since April 2008 and as a member of our Corporate Governance Committee since April 2006. From 2005 to 2011, Mr. Gurley served as a member of the New England Advisory Council of the Federal Reserve Bank of Boston. From 1995 until his retirement in 2006, Mr. Gurley served as President and Chief Executive Officer of Stanadyne Corporation (“Stanadyne”), an engine components and fuel systems manufacturer for industries including automotive and filtration. Prior to that, Mr. Gurley held various senior executive positions at Stanadyne, including Executive Vice President of Marketing, Engineering and Operations. Mr. Gurley served as a Director on Stanadyne’s Board of Directors from 1989 to 2006. Prior to joining Stanadyne, Mr. Gurley worked in the Automotive Products Division of Garrett Corporation and the Packard Electric Division of General Motors Corporation.

Suzanne Hammett, 59, has served as a Director since January 2000, as a member of our Audit Review Committee since May 2003 and as a member of our Compensation Committee since April 2004. Ms. Hammett currently is the Executive Vice President and Chief Commercial Credit Risk Officer for Capital One, N.A., a diversified bank that offers financial products and services to consumers, small businesses and commercial clients. She has held that position since 2007. Prior to joining Capital One, N.A., Ms. Hammett served as the Executive Vice President, Chief Risk Officer for the Radian Group Inc., a credit enhancement company, from 2005 to 2007. Ms. Hammett began her career with J.P. Morgan Chase & Co., where she was an Executive Vice President and held numerous senior positions, including Head of Credit Risk Policy, during her 28 year career with this institution.

S. Carl Soderstrom, Jr., 61, has served as a Director since June 2003, as Chair of our Corporate Governance Committee since August 2004 and as a member of our Audit Review Committee since June 2003. Mr. Soderstrom currently is a member of the Board of Directors of FreightCar America, Inc. and serves as Chair of the Audit Committee and as a member of their Nominating and Corporate Governance Committee. In addition, Mr. Soderstrom currently is a member of the Board of Directors of Westar Energy, Inc. and serves as a member of both their Audit and their Finance Committees. From 1986 until his retirement in 2004, Mr. Soderstrom held various senior positions at Rockwell Automotive, the automotive business of Rockwell International (subsequently spun off and merged to form ArvinMeritor, Inc.) and ArvinMeritor, Inc., now known as Meritor, Inc., which at the time was a global supplier of a broad range of integrated systems, modules and components serving light vehicle, commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, including Senior Vice President and Chief Financial Officer. Prior to joining Rockwell Automotive, Mr. Soderstrom held positions with General Electric Company and the ALCO Controls Division of Emerson Electric Co.

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Nomination Process

The Corporate Governance Committee is responsible for identifying individuals who are qualified to be Directors, consistent with criteria approved by the Board, and selecting the Director nominees for each Annual Meeting. In fulfilling its responsibility, the Corporate Governance Committee evaluates the skills and expertise needed by the Board and the skills and expertise that are possessed by current Board members. The Corporate Governance Committee seeks persons of the highest ethical standing and proven integrity, and with demonstrated ability and sound judgment, to serve as members of the Board.

When considering candidates for Director, the Corporate Governance Committee takes into account a number of factors, including the following criteria approved by the Board: (i) whether the candidate is independent under the NYSE rules, the rules and regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the independence standards adopted by the Board; (ii) whether the candidate has skills and expertise needed by the Board; (iii) whether the candidate has demonstrated ability and judgment; (iv) whether the candidate has prior experience as a corporate Director; (v) whether the candidate has prior public company experience; (vi) whether the candidate has prior experience in manufacturing companies; and (vii) the extent to which the candidate has other time commitments and obligations that might interfere with his or her duties and responsibilities as a Director. All members of the Audit Review Committee must meet the additional standards for independence applicable to members of an audit committee under Section 10A(m) of the Exchange Act and the NYSE rules and must satisfy the financial literacy requirements of the NYSE rules. At least one member of the Audit Review Committee must be an “audit committee financial expert,” as defined under rules promulgated by the SEC. All members of the Compensation Committee must meet the additional standards for independence applicable to members of a compensation committee under the NYSE rules. Not all Directors need to fulfill all criteria; rather, the Corporate Governance Committee seeks candidates whose skills balance or complement the skills of other Board members. No Director may sit on more than four boards of publicly-traded companies in addition to the board of the company by which he or she is employed.

The Corporate Governance Committee has not adopted a written policy with regard to the consideration of diversity when evaluating candidates for Director. However, in practice, the Corporate Governance Committee considers diversity of viewpoint, professional experience, education and skill in assessing candidates for the Board to ensure breadth of experience, knowledge and abilities within the Board. The Corporate Governance Committee does not assign specific weights to particular criteria that the Corporate Governance Committee reviews and no particular criterion is a prerequisite for the consideration of any prospective nominee.

When seeking candidates for Director, the Corporate Governance Committee may solicit suggestions from incumbent Directors, management or others. In some cases, the Corporate Governance Committee has employed a search firm to identify appropriate candidates and perform screening interviews and reference checks for candidates who are then interviewed by the Corporate Governance Committee and presented to the Board if appropriate.

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Unless otherwise requested by the Corporate Governance Committee, a Director shall offer not to stand for re-election at any annual meeting that follows his or her seventieth birthday. In addition, a Director shall tender his or her resignation following any change in the Director’s employment status or principal position, or any other significant change in his or her personal circumstances. The Board may ask the Director not to resign, or may defer acceptance of the resignation. Mr. Duffy turned 75 on December 31, 2014. Mr. Duffy offered not to stand for re-election at the Annual Meeting. After considering Mr. Duffy’s many contributions to the Board and his specialized experience in areas of critical importance to the Company, the Corporate Governance Committee recommended to the full Board that Mr. Duffy be asked to agree to stand for re-election at the Annual Meeting as a Director. The Board approved the recommendation of the Corporate Governance Committee. Mr. Duffy agreed to continue to serve as a Director and to stand for re-election.

Qualifications of Nominees

The Corporate Governance Committee believes the Company is well-served by its current Directors, and all such persons are willing to continue to serve as Directors. Accordingly, the Corporate Governance Committee has nominated all of them for re-election at the Annual Meeting.

In connection with its consideration of Director nominations for the Annual Meeting, the Corporate Governance Committee considered the factors described above under “Nomination Process.” The Corporate Governance Committee has determined that each of the nominees for re-election, other than Mr. Barnhart, is “independent” as defined by the NYSE rules and that each of the nominees for re-election, including Mr. Barnhart, are free from the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of the Company’s stockholders as a whole. In addition, the Corporate Governance Committee has determined that each member of our Audit Review Committee is “financially literate” within the meaning of the NYSE rules and is an “audit committee financial expert” as defined under rules promulgated by the SEC. The Corporate Governance Committee has also determined that each member of the Compensation Committee meets the enhanced independence rules of the NYSE.

Each nominee also brings a unique background and set of skills to our Board, giving the Board as a whole competence and experience in a wide variety of areas, including executive management, manufacturing, marketing, finance, legal, corporate governance, mergers and acquisitions, private equity and other board service. Set forth below is each nominee’s specific experience, qualifications, attributes and skills that led the Corporate Governance Committee to conclude that he or she should serve as one of our Directors.

Mr. Barnhart is the President and Chief Executive Officer of the Company. As such, he brings an in-depth understanding of the Company’s business, including its employees, products and markets, to our Board. In addition, Mr. Barnhart provides valuable insight through his prior executive management experience with other manufacturing businesses that are comparable to Lydall, including setting an overall strategic direction for company growth and implementing plans to effectively execute growth strategies including in international markets. Mr. Barnhart is also experienced in Lean Six Sigma, the business management strategy utilized by the Company to improve efficiency, reduce costs and meet customer expectations.

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Ms. Burdett is the former Vice President and Chief Financial Officer of a publicly held manufacturing company that developed and manufactured products for the life sciences industry and manufactured and sold nonwoven fiber products. Our Performance Materials business manufactures and sells nonwoven fiber products and markets and sells products in the life sciences industry. In addition to her relevant industry experience, Ms. Burdett has prior experience serving as a Director of another publicly held company where she chaired its Audit Committee and served as a member of its Executive and Compensation Committees.

Mr. Duffy is a former partner of an international law firm, where he specialized in transactional and corporate governance matters. He has more than forty-five years of experience advising numerous business entities operating in a variety of industry sectors, including oil and gas, pharmaceuticals, healthcare, automotives, professional services, industrial manufacturing, telecommunications, consumer products, and food services, and on a variety of situations.

Mr. Farrell is the Executive Vice President, Chief Financial Officer and Chief Operating Officer of a publicly held manufacturing business that markets a wide range of personal care, household and specialty products. He has prior experience serving as an audit partner of KPMG Peat Marwick LLP and as a member of the executive management team of another publicly held company that manufactured and sold products in the life sciences industry. In addition to his relevant industry experience and knowledge, Mr. Farrell has professional expertise from senior management positions he has held in investor relations and communications.

Mr. Giles is a Director and the former President and Chief Executive Officer of a global manufacturing business that is comparable in size to the Company and provides software, computerized manufacturing systems, supplies and services to a wide variety of industries in over 100 countries. Until August 2011, this manufacturing business was publically traded on the NYSE. Mr. Giles currently serves as a Director of two public companies. He has experience in general management and strategic planning, mergers and acquisitions, sales and marketing, and business development.

Mr. Gurley is the former President and Chief Executive Officer of a manufacturer of engine components and fuel systems. He is knowledgeable about the automotive industry in which the Company operates, having prior work experience for the executive management teams of other businesses serving the industry. He has experience in marketing, engineering, operations and strategic planning of highly engineered products in both publicly owned and privately held companies in the United States, Europe, Asia and South America.

Ms. Hammett is the Executive Vice President and Chief Commercial Credit Risk Officer of one of the largest banking institutions in the United States, and she has prior experience working for a number of other financial institutions and investment banks. She is knowledgeable about commercial finance, business analysis and credit risk management, all of which are important to the Company’s business.

Mr. Soderstrom is currently a Director of two other publicly held corporations. He serves as the Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee at one of those public companies, and as a member of both the Audit and the Finance Committees at the other. Having spent 18 years in a variety of senior positions at a tier-one global supplier to the automotive industry, most recently as their former Senior Vice President and Chief Financial Officer, Mr. Soderstrom brings extensive experience in product engineering, quality management, manufacturing, finance and procurement to our board of directors.

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Nominations by Stockholders

The Corporate Governance Committee will consider in accordance with the criteria described above written proposals from stockholders for nominees for Director, provided such proposals meet the requirements set forth in the Company’s Bylaws. For a description of the procedures a stockholder must follow to nominate a person for election to the Board, please see “Stockholder Proposals and Director Nominations” below.

PROPOSAL 2 – APPROVAL OF RESTATED CERTIFICATE OF INCORPORATION

The Board of Directors is recommending amending and restating the current Restated Certificate of Incorporation (the “Current Charter”) of the Company in order to consolidate existing provisions and make certain further revisions as described below.

The Current Charter was filed on August 26, 1987 and amended on May 14, 1992 and May 12, 1993. Certificates of Correction and a Certificate of Elimination were filed on December 22, 2014. The restated certificate of incorporation (the “Restated Certificate”) consolidates and integrates all of the previous amendments, restatements and certificates into a single document.

In addition, the Restated Certificate amends Section 6(a) regarding the election of Directors to clarify that each director is elected for a one-year term or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal; to provide that any newly created directorship or other vacancy on the Board of Directors may be filled by either (i) the remaining members of the Board of Directors (though less than a quorum or by the sole remaining director) or (ii) the stockholders entitled to vote on the election of directors; and to further clarify that any director elected to fill a vacancy shall hold office for the remainder of the term of the director who he or she has replaced or until his or her successor is duly elected and qualified.

The Restated Certificate also amends the Current Charter to:

•	specifically set forth the total number of shares of stock which the Company is authorized to issue (without changing such number);

•	reduce the par value of the shares of capital stock of the Company;

•	eliminate mandatory indemnification of employees or agents and only retain the obligation of indemnification by the Company for its officers and directors; and

•	make other minor corrections and clarifications.

A copy of the Restated Certificate indicating all of the proposed amendments is attached hereto as Exhibit A.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting, the Board recommendedand our stockholders approved the annual submission of stockholder advisory votes on the compensation of the Company’s Named Executive Officers (“Named Executive Officers” or “NEOs”), which is commonly referred to as “Say-on-Pay.” Accordingly, the Company submits a Say-on-Pay vote to its stockholders on an annual basis. Although the Say-on-Pay vote is non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the Company’s executive compensation programs.

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The goal of the Company’s executive pay program is to align the interests of executives and stockholders and create long-term value for the Company’s stockholders. To this end, for 2014, the compensation of the NEOs and certain other members of management, consisted of four basic components, three of which were tied to performance against financial metrics and/or the market price of the Company’s stock:

•	Base salary;
•	Annual cash bonuses based on the Company or business unit achieving operating income, gross margin and free cash flow financial goals set at the beginning of the year;
•	Performance-based restricted stock awards based on the Company achieving earnings per share goals; and
•	Qualified and nonqualified stock options providing value only when the share price increases.

Approximately 63% of the compensation paid to the Chief Executive Officer (the “CEO”) for 2014 was variable and based on Company performance against financial metrics and/or the market price of the Company’s stock. For purposes of this calculation, compensation means the sum of the CEO’s 2014 salary, his 2014 incentive plan payment, the options granted to him in 2013 as part of 2014 compensation, and all other cash compensation paid in 2014.

For more information, please see “Compensation Discussion and Analysis: Overview — Executive Summary” and the discussion that follows.

For all of the NEOs, the annual cash bonus earned and the long term equity awards granted are tied to a mix of operating income, gross margin, free cash flow and/or earnings per share metrics — specific financial metrics that the Compensation Committee believes align to the creation of stockholder value. If a financial metric is not satisfied, no cash bonus is paid with respect to that metric, and the performance shares tied to that metric are forfeited. Similarly, stock options granted to the NEOs only have value if the share price of the Company’s stock appreciates from the date of grant.

Stockholders are urged to read the “Compensation Discussion and Analysis,” which discusses how the Company’s compensation policies and procedures implement the Company’s compensation philosophy, as well as the “2014 Summary Compensation Table” and other related compensation tables and the narrative disclosures that describe the compensation of the Company’s NEOs in fiscal 2014. The “Compensation Discussion and Analysis” highlights in more detail how the compensation of the NEOs in fiscal 2014 reflected our pay-for-performance philosophy and other key features of our executive compensation program that are designed to align the interests of the NEOs and stockholders. The Board and the Compensation Committee believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in implementing the Company’s compensation philosophy and in achieving its goals, and that the compensation of the NEOs in fiscal 2014 reflects and supports these compensation policies and procedures.

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In accordance with Section 14A of the Exchange Act, the Company is asking stockholders to indicate their approval of the compensation paid to the Company’s NEOs as described in this proxy statement. Accordingly, the Company is asking stockholders to vote “FOR” the following non-binding advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”

The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committees thereof), create or imply any changes to the fiduciary duties of the Company or the Board (or any committees thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committees thereof).

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Review Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as independent auditors to conduct an audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2015. PwC has audited the consolidatd financial statements of the Company since 1995. Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and are expected to be available to respond to appropriate questions.

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years of service an individual partner may provide audit service to the Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The current lead PwC engagement partner was designated commencing with the 2014 audit.

Appointment of the Company’s independent auditors is not required to be submitted to a vote of the stockholders of the Company for ratification. However, the Audit Review Committee has recommended that the Board submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Review Committee will reconsider whether to retain PwC and may retain that firm, or another, without resubmitting the matter to the Company’s stockholders. Even if the appointment is ratified, the Audit Review Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2015.

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Principal Fees and Services

The following table presents fees for professional audit services for the audit of the Company’s annual consolidated financial statements for fiscal years ended December 31, 2014 and December 31, 2013, and fees for other services rendered by PwC during those periods:

Fee Category	Fiscal 2014	% of Total	Fiscal 2013	% of Total
Audit fees	$1,413,500	94%	$1,050,000	99%
Audit-related fees	—	—	10,800	1%
Tax fees	91,200	6%	—	—
All other fees	—	—	—	—
Total Fees	$1,504,700	100%	$1,060,800	100%

A majority of the increase in the 2014 audit fees compared to the 2013 audit fees relates primarily to non-recurring fees in connection with the acquisition of the Industrial Filtration businesses.

Audit fees are related to services rendered in connection with the annual audit of the Company’s consolidated financial statements, including Sarbanes-Oxley Section 404 controls testing, the quarterly reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and international statutory audits. The majority of the work was performed by full-time, permanent employees of PwC. Tax fees primarily relate to various tax-related consultations.

All of the services described above were approved by the Audit Review Committee pursuant to the SEC rules that require audit committee pre-approval of audit and non-audit services. On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Review Committee is required. The Audit Review Committee reviews these requests and advises management and the independent auditors if the Audit Review Committee pre-approves the engagement of the independent auditors for such projects and services. On a periodic basis, the independent auditors report to the Audit Review Committee the actual spending for such projects and services as compared with the approved amounts. The Audit Review Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee or the Chair of the Audit Review Committee, provided that any such pre-approvals are reported at the next Audit Review Committee meeting.

The Audit Review Committee has considered whether the services provided by PwC, other than audit services, are compatible with maintaining that firm’s independence and has concluded that PwC is independent.

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CORPORATE GOVERNANCE

General

Pursuant to the Delaware General Corporation Law and the Company’s Bylaws, the Company’s business, property and affairs are managed by or under the direction of the Board. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees.

The Company is committed to good corporate governance practices to ensure that the Company is managed for the long-term benefit of its stockholders. The Board has adopted Corporate Governance Guidelines to provide a framework for the effective governance of the Company. The Corporate Governance Committee periodically reviews the Corporate Governance Guidelines and recommends changes, as appropriate, to the Board for approval.

The Board has three standing committees to facilitate and assist the Board in executing its responsibilities: the Audit Review Committee, the Compensation Committee and the Corporate Governance Committee. In accordance with NYSE rules, each Committee is comprised solely of non-employee, independent Directors. The Board has adopted a charter for each of the three standing committees, and the Company has a Code of Ethics and Business Conduct applicable to all Directors, officers and employees. Links to these materials can be found on Lydall’s website at www.lydall.com. All materials available at www.lydall.com are also available to stockholders in print without charge, upon written request to Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151, Attention: General Counsel.

Committees

The table below shows current membership and indicates the chairperson (*) for each of the standing Board committees, each of whom is independent within the meaning of the applicable NYSE rules.

Audit Review	Compensation	Corporate Governance
Kathleen Burdett*	Matthew T. Farrell	Kathleen Burdett
Matthew T. Farrell	Marc T. Giles	W. Leslie Duffy
Suzanne Hammett	William D. Gurley*	Marc T. Giles
S. Carl Soderstrom, Jr.	Suzanne Hammett	William D. Gurley
S. Carl Soderstrom, Jr.*

The Audit Review Committee assists the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial reporting process, including the performance of the Company’s systems of accounting and financial controls, the Company’s internal audit function, the outside auditors’ qualifications and independence, the Company’s process for monitoring compliance with applicable legal, regulatory and ethics programs, overseeing the procedures for employee complaints and concerns regarding questionable accounting or auditing matters, overseeing the annual independent audit of the Company’s financial statements, and the preparation of the Audit Review Committee Report required by the SEC to be included in the Company’s proxy statement.

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The Audit Review Committee meets periodically with management to consider the adequacy of the Company’s internal controls and its financial reporting process, and reviews pending or threatened legal proceedings involving the Company and other material contingent liabilities. It also discusses these matters with the Company’s internal auditors, independent auditors, and appropriate Company financial and legal personnel. The Audit Review Committee reviews the Company’s financial statements and discusses them with management and the independent auditors before those financial statements are filed with the SEC.

The Audit Review Committee meets regularly in private session with the independent auditors, has the sole authority to retain and dismiss the independent auditors, pre-approves audit and non-audit services, and periodically reviews their performance and independence from management. The independent auditors have unrestricted access to, and report directly to, the Audit Review Committee.

The Audit Review Committee also reviews and approves the Company’s decision to enter into all swaps transactions, has adopted and reviews annually a policy relating to the Company’s use of the non-financial end-user exception (“Swaps Policy”) and reports to the Board annually on the Company’s compliance with the Swaps Policy.

Audit Committee Financial Expert — The Board has determined that each member of the Audit Review Committee is “financially literate” within the meaning of the NYSE rules and is an “audit committee financial expert” as that term is defined under Item 407(d)(5)(ii) of Regulation S-K.

The Compensation Committee has overall responsibility for the Company’s compensation of management, incentive plans and programs. The duties and responsibilities of the Compensation Committee as set forth in its Charter include: making recommendations to the Board regarding the Company’s incentive and equity-based compensation plans and non-CEO compensation policy; reviewing and approving the Company’s goals and objectives relevant to compensation (including CEO compensation), such as the goal of attracting and retaining highly qualified individuals and motivating individual performance leading to increased stockholder value; determining and approving the Chief Executive Officer’s annual compensation, including incentive awards; reviewing and discussing the Company’s Compensation Discussion and Analysis (“CD&A”) with management and, based upon such review and discussion, considering whether it will recommend to the Board that the CD&A be included in the Company’s proxy statement; preparing the Compensation Committee Report for inclusion in the proxy statement required by applicable SEC rules; approving all grants of stock awards pursuant to the Company’s stock incentive compensation plans; approving all employment agreements and compensation arrangements for the CEO, the Named Executive Officers and other direct reports of the CEO; reviewing whether risks associated with the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company; reviewing the form and amount of compensation for non-management Directors and recommending changes to the Board; and retaining or obtaining advice from compensation advisors after taking into consideration certain independence factors related to said compensation advisors.

The Corporate Governance Committee has overall responsibility for developing Board membership and overseeing corporate governance of the Company. The Corporate Governance Committee is responsible for: identifying individuals who are qualified to become Board members consistent with criteria approved by the Board; selecting the Director nominees for the next Annual Meeting; making recommendations to the Board as to the membership and chairperson of each standing committee; developing and recommending to the Board a set of corporate governance guidelines applicable to the Company designed to provide for effective and efficient governance of the Company; overseeing the evaluation of the Board; and providing guidance on matters relating to corporate governance.

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Other duties and responsibilities of the Corporate Governance Committee include: assessing whether a director nominee who does not receive a “majority of the votes cast” in an uncontested election of directors should continue to serve as a director; reviewing annually the relationships between directors, the Company and members of management and recommending to the Board whether each director qualifies as “independent” under the Board’s definition of “independence” and the applicable NYSE rules; periodically reviewing the Board’s leadership structure to assess whether it is appropriate given the specific characteristics or circumstances of the Company; overseeing the development of a succession plan for the Chief Executive Officer and contingency planning to provide for the event that one or more senior managers were to leave the employment of the Company; evaluating the Chief Executive Officer’s performance annually and overseeing the evaluation of the Company’s executive officers; and reviewing and approving all director and officer indemnification and insurance arrangements.

Leadership Structure

The Board, upon the recommendation of the Corporate Governance Committee, has determined that the roles of Chair of the Board and Chief Executive Officer should remain separated. Accordingly, the Board has appointed Mr. Duffy, an independent director within the meaning of NYSE rules, as the Chair of the Board. The Company has had a non-management Chair since 1998. The Board and the Corporate Governance Committee believe this leadership structure continues to be appropriate for the Company at the present time because the bifurcated leadership structure:

•	enhances the independent oversight of the Company and the Board’s leadership role in fulfilling its oversight responsibilities;
•	frees the Chief Executive Officer to focus on Company operations instead of Board administration;
•	provides the Chief Executive Officer with an experienced sounding board;
•	enhances the independent and objective assessment of risk by the Board; and
•	provides an independent spokesman for the Company.

Independence Determination

The Board has concluded that all of the non-employee Directors, including all of those who serve on the above-described committees, are “independent” for purposes of the applicable NYSE rules, that the members of the Audit Review Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act and that the members of the Compensation Committee are also “independent” under the enhanced independence rules of the NYSE for compensation committee members. The Board based its independence determinations in part on a review of the responses of the Directors to questions regarding employment and compensation history, affiliations, family and other relationships (which responses indicated that no relationships or transactions exist), together with an examination of those companies with whom the Company transacts business. Although the Board maintains categorical standards to assist in determining whether non-employee Directors are independent, given the absence of any relationships or transactions between non-employee Directors and the Company, the categorical standards were not used in connection with the Board’s determinations in February 2014 or 2015. The categorical standards are set forth in the Company’s Corporate Governance Guidelines (available on www.lydall.com).

Compensation Committee Interlocks and Insider Participation

As discussed above, all members of the Compensation Committee are independent Directors under the enhanced independence rules of the NYSE for compensation committee members. No executive officer of the Company has served as a Director or a member of a compensation committee of another company where any member of the Compensation Committee is an executive officer.

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Risk Oversight

The Board oversees the Company’s risk management processes directly and through its committees. Company management is responsible for risk management on a day-to-day basis. One role of the Board and its committees is to oversee the risk management activities of management. The Board fulfills this role by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices, through:

•	Board oversight of the business and strategic risks of the Company;
•	Audit Review Committee oversight of financial reporting and compliance risks confronting the Company; and
•	Compensation Committee oversight of risks associated with the Company’s compensation policies and practices, including variable cash compensation, equity compensation and change in control arrangements.

Each committee reports to the full Board on a regular basis. In addition, since risk issues often overlap, committees may from time to time request that the full Board review and consider particular risks.

The Company provides detailed risk factors impacting its business in its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC.

Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, the Company prefers to avoid related party transactions.

The Company follows a procedure for the review and prior approval of all related party transactions by the Corporate Controller’s Department. In addition, annually, the Corporate Secretary obtains responses of the Directors and executive officers to questions as to whether a family member of a Director or executive officer is employed by the Company and whether a Director or executive officer has any other relationship with the Company. The Company compiles a list of those companies reported (if any) and compares it against the record of companies with whom the Company transacts business, noting the dollar amount of transactions with such companies, if any. The Company then provides a report to the members of the Audit Review Committee, which reviews the information.

The Company did not engage in any related party transactions requiring disclosure during fiscal year 2014.

Board Attendance

During fiscal year 2014, the Board held eleven meetings (including six special meetings). The Audit Review Committee held six meetings (including one special meeting); the Compensation Committee held ten meetings (including five special meetings); and the Corporate Governance Committee held four meetings. Each of the Directors attended at least 75% of the aggregate of the number of meetings of each of the Board and of each of the Board committees of which he or she was a member during fiscal year 2014. The Board’s practice is to meet in executive session without members of management present at every regularly scheduled Board meeting held in person and at special meetings as circumstances warrant. These sessions are presided over by the Chair of the Board.

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A Board meeting is scheduled in conjunction with the Company’s Annual Meeting, and in accordance with the Corporate Governance Guidelines, all of the Director nominees are expected to attend the Annual Meeting. All Directors and nominees attended last year’s Annual Meeting.

Communications With Directors

Stockholders of Lydall and other parties may contact the Chair of the Board by email at: chairman@lydall.com and if interested in communicating with the Board, or any Director, may write to them at the following address:

Lydall, Inc.

P.O. Box 151

Manchester, CT 06045-0151

Communications are distributed to the Board, or to any individual Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as product inquiries and complaints, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management Director upon request.

Additional Disclosures

In accordance with NYSE rules, in the event that any member of the Audit Review Committee simultaneously serves on the audit committees of more than three public companies, the Board will assess whether such simultaneous service impairs the ability of such member to effectively serve as a member of the Audit Review Committee, and the Company will disclose such assessment either on or through the Company’s website or in its annual proxy statement or Annual Report on Form 10-K filed with the SEC. In addition, the Company will disclose, either on or through the Company’s website or in its annual proxy statement or Annual Report on Form 10-K filed with the SEC, any contributions by the Company to a tax exempt organization in which any non-management or independent Director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

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REPORT OF THE AUDIT REVIEW COMMITTEE

The Audit Review Committee (the “Committee”) operates under a written Charter adopted and approved by the Board. The Charter, which defines the functions and responsibilities of the Committee, is reviewed annually. A link to the Committee’s charter can be found on www.lydall.com. The Committee has determined that its charter and practices are consistent with the listing standards of the NYSE and the provisions of the Sarbanes-Oxley Act of 2002.

During 2014, all Directors who served on the Committee were “independent” for purposes of the NYSE rules and Section 10A(m)(3) of the Exchange Act. The Board has determined that none of the Committee members has a relationship with the Company that may interfere with his/her independence from the Company and its management, and that each member is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Periodically, the Committee meets with management to consider the adequacy of the Company’s internal controls and the objectivity and appropriateness of its financial reporting. The Committee also discusses these matters with PwC, the Company’s independent auditors, appropriate Company financial personnel, and internal auditors, both separately and jointly. Independent and internal auditors of the Company have unrestricted access to the Committee.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”), and discuss with the Committee the Company’s significant accounting policies, accounting estimates and management judgments reflected in the financial statements, audit adjustments arising from the audit, and other matters in accordance with Auditing Standard No. 16 (Communications with Audit Committees (“AS 16”) as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2014, and met with both management and PwC to discuss those financial statements. Management has represented to the Committee that the financial statements were prepared in accordance with U.S. GAAP. PwC has reported to the Committee that such financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in accordance with U.S. GAAP.

At each regularly scheduled Committee meeting during 2014, the Committee monitored and discussed with management and PwC the status of the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also reviewed and discussed with PwC and management their reports and attestations on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Review Committee annually reviews PwC’s independence and performance in connection with the determination to retain PwC. PwC has provided to the Audit Review Committee the written disclosures and the letter required by PCAOB’s Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence), and the Audit Review Committee discussed and confirmed with PwC their independence. As a result of their evaluation, the Audit Review Committee has concluded that PwC has the ability to provide the necessary expertise to audit the Company’s businesses on a global basis, and the Committee approved the appointment of PwC as Lydall’s independent registered public accounting firm for 2015.

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Based on the foregoing, the Committee has recommended to the Board, and the Board approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Kathleen Burdett, Chair

Matthew T. Farrell

Suzanne Hammett

S. Carl Soderstrom, Jr.

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COMPENSATION DISCUSSION AND ANALYSIS

Overview — Executive Summary

The goal of the Company’s executive pay program is to align the interests of executives and stockholders and create long-term value for the Company’s stockholders. To this end, for 2014, the compensation of the Named Executive Officers and certain other members of management, consisted of four basic components, three of which were tied to performance against financial metrics and/or the market price of the Company’s stock:

•	Base salary;
•	Annual cash bonuses based on the Company or business unit achieving operating income (50% weight), gross margin (25% weight) and free cash flow (25% weight) financial goals set at the beginning of the year;
•	Performance-based restricted stock awards based on the Company achieving earnings per share goals; and
•	Qualified and nonqualified stock options providing future value only when the share price increases.

For 2014, the Committee considered and, where appropriate, made adjustments to increase the base salaries paid to the NEOs. The actual 2014 compensation of the NEOs reflects the philosophy of making a substantial portion of each executive’s compensation variable depending on the Company’s performance.

A cash payout at 181.3% of target was made to those NEOs receiving a bonus under the Company’s annual incentive performance program (the “AIP Program”) based on consolidated performance metrics for 2014 (as described in more detail below under “Annual Incentive Performance Program) reflecting:

•	A payout at 125% of target with respect to the consolidated gross margin percentage metric (actual results were 21.5% versus a target level of 20.5%)
•	A payout at 200% of target with respect to the consolidated operating income metric (actual results, adjusted for one-time charges associated with termination of a long-term commercial sales agreement and a pension-plan settlement charge, were $41,002,000 versus a target level of $36,257,000)
•	A payout at 200% of target with respect to the consolidated free cash flow metric (actual results, adjusted for one-time charges associated with termination of a long-term commercial sales agreement and a pension-plan settlement charge, were $46,969,000 versus a target level of $31,791,000)

The performance-based restricted stock awards granted in May 2012 with vesting tied to achievement of the required year-end 2014 threshold level of earnings per share from continuing operations did not vest since actual earnings per share was $1.28 (unadjusted for one-time items), compared to an unadjusted payout target of $1.90 (for more details, see discussion below under “Payouts of Prior Awards Based on 2014 Performance”). By way of example, this resulted in the Chief Executive Officer forfeiting the 51,000 shares that were granted in May 2012 having a market/payout value of $1,673,820.

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The Company’s compensation program for NEOs reflects a number of features designed to align the interests of the NEOs and stockholders. For example, effective January 1, 2014, the Company enhanced its stock ownership guidelines for the Chief Executive Officer and other senior executive officers (for more details, see discussion below under “Stock Ownership; Limits on Hedging and Pledging”). The Company also has provisions related to the clawback or recoupment of compensation in its cash bonus programs and its equity compensation plans (see discussion below under “”Adjustment or Recovery of Awards”).

At the request of the Compensation Committee, management conducted its annual assessment of the risk profile of the Company’s compensation programs in December 2014. As a result of this review, the Compensation Committee determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Objectives

Create Incentives That Motivate Performance

The key elements of executive compensation that depend on the Company’s financial and operating performance include:

•	annual incentive award payouts that are tied to achievement of financial performance targets, with opportunities for more compensation should actual results exceed targets; and
•	long-term incentive awards that are made in the form of performance-based stock awards (which are contingent upon the Company achieving specific financial targets) and stock options (which only have value if the stock price increases after the date of grant).

Align Management and Stockholder Interests

The Committee also provides compensation and adopts policies designed to align the interests of executives with those of the stockholders. These include:

•	granting executives compensation opportunities in the form of equity awards, so that the actual compensatory value of an award is directly connected to the Company’s stock price;
•	making cash and equity awards contingent upon the Company achieving financial measures that correlate with long-term stockholder value such as income from operations, earnings per share, free cash flow and gross margin;
•	share retention guidelines that require executives to acquire and hold an amount of stock equal to a multiple of their annual base salaries;
•	provisions relating to the clawback or recoupment of compensation in equity-based compensation programs and in cash bonus plans; and
•	policies to prohibit hedging and limit pledging of the Company’s stock.

Attract, Motivate and Retain Executives

The Committee strives to attract, motivate and retain executive officers by:

•	offering competitive base salaries, annual cash bonuses tied to performance and long-term performance incentive opportunities; and
•	granting equity awards that require continued employment to vest.

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Implementing Our Objectives

Overseeing Executive Compensation Programs

The Committee has been appointed by the Board to oversee matters relating to executive compensation. Reporting to the Board, the Committee has overall responsibility for the Company’s compensation and incentive plans and programs. The Committee is composed exclusively of non-employee Directors who are “independent” as that term is defined under the NYSE rules. For a more detailed description of the Committee’s responsibilities and its composition, please see the discussion under the heading “Corporate Governance — Committees” in this proxy statement.

Determining Compensation

The Committee determines and approves the Chief Executive Officer’s compensation and approves the compensation for each of the other Named Executive Officers based upon the recommendations of the Chief Executive Officer. From time-to-time, the Committee engages independent compensation consultants to provide market and competitive information to assist it in understanding the competitive landscape for all of the Named Executive Officers and in developing compensation programs for them.

In determining compensation for the Named Executive Officers for fiscal 2014, including the grant of stock options in December 2013 and performance-based restricted stock awards in February 2014 and time-based restricted stock awards in March 2014 as part of fiscal 2014 compensation, the Committee considered the following: competitive pay practices (as informed by the individual experience of the Committee members, the Company’s experiences in recruiting new executive officers, and the survey data referred to below); the executive’s individual performance, responsibilities, and experiences (as informed by the Board’s annual evaluation of the CEO and by the input received from the CEO with respect to each other executive officer); the Company’s performance and financial condition; and external market and economic conditions.

In addition, the Committee reviews tally sheets (which summarize the five-year compensation histories of each NEO) and an accumulated wealth analysis (which summarizes the long-term equity-based compensation accumulated by each NEO over the past five years). The Committee also evaluates each individual’s total compensation compared with other executives within the organization.

The Committee does not assign specific weights to any of these factors described above and, ultimately, the Committee’s compensation decisions are subjectively reached based on the Committee’s business judgment.

Periodically throughout the year, the Committee discusses the philosophy for overall compensation, considers whether to modify compensation and the relative mix of compensation elements and, on occasion, makes changes to compensation that it deems appropriate.

Role of Management

The Chief Executive Officer assists the Committee with respect to the compensation packages for the NEOs other than himself. This assistance includes making recommendations regarding salary and incentive compensation levels based on management’s review of performance, achievement of goals and objectives, and competitive market information. Executive officers do not play a role in their own compensation determinations or that of others (except that the Chief Executive Officer and the Vice President — Human Resources are involved in the compensation determinations of other executive officers), except to discuss their own respective individual performance with the Chief Executive Officer. No executive officers are involved in determining Director compensation.

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Role of Consultants

The Committee considers information and advice obtained from its compensation consultant, Meridian Compensation Partners LLC (“Meridian”), in determining the compensation packages for the NEOs and the Outside Directors. Meridian is retained directly by the Committee. The Committee has determined that no conflicts of interest exist between the Company and Meridian based on SEC Rule 10C-1(b)(4) and the corresponding NYSE independence factors regarding compensation advisor independence.

In October 2012 and September 2014, the Committee commissioned and received “Executive Compensation Analysis” reports (the “2012 Analysis” and the “2014 Analysis,” respectively) from Meridian. Among other factors, inputs from the 2012 Analysis and the 2014 Analysis were also considered for setting NEO compensation for 2014 and 2015, respectively.

In the 2012 Analysis and the 2014 Analysis, Meridian reviewed the following components of pay for each of the then-current NEOs: salary, bonus (actual and target percentage), actual total cash compensation (salary plus actual bonus paid), long-term incentives (grant date fair value of the equity grants) and actual total direct compensation (total cash compensation plus long-term incentives). Meridian compared these components of pay to the market median of benchmarked positions at companies with comparable revenue size.

•	For the 2012 Analysis, Meridian used data from the Mercer Benchmark Database and the Towers Watson U.S. Top Management Report. In both cases Meridian used data cuts containing companies with less than $1 billion in revenue and average revenue similar to Lydall.

•	For the 2014 Analysis, Meridian used data from the Aon Hewitt TCM survey and Equilar’s Top 25 Survey. The Equilar data was based on companies with less than $1 billion in revenue, while the Aon Hewitt data was based on companies with between $200 million and $1.5 billion in revenue. In both cases, the average revenue was similar in size to Lydall.

Both the 2012 Analysis and the 2014 Analysis described above were used by the Committee to supplement its general understanding of current compensation practices, but were not used to determine or justify the Committee’s compensation decisions. The Committee does not target payment for any compensation element or total compensation to any specified level of the companies included in the survey data. The Committee does not have any policies for allocating between long-term and currently paid-out compensation, between cash and non-cash compensation, among different forms of non-cash compensation, or among different forms of long-term awards.

Elements of Compensation

The 2014 compensation for the NEOs consisted of: cash base salary; eligibility for a cash performance bonus under the AIP Program; long-term equity incentive awards; and other compensation including miscellaneous perquisites. Each element of compensation is explained below.

Cash Compensation

The cash compensation payable to the Company’s executive officers includes their base salaries and their annual cash bonuses, if any, payable under the Company’s AIP Program.

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Base Salary

Adjustments were made to increase base salaries for 2014 from the 2013 base salaries of each of the NEOs by 3%, except for Mr. Abbruzzi, whose base salary was increased by 9.3%, and Mr. Barnhart, who received no increase. In making said adjustments, the Committee took into consideration the following: competitive pay practices (as informed by the individual experience of the Committee members, the Company’s experiences in recruiting new executive officers, and the 2012 Analysis referred to above); the executive’s individual performance, responsibilities, and experiences (as informed by the Board’s annual evaluation of the CEO and by the input received from the CEO with respect to the other NEOs); the Company’s performance and financial condition; the results of the Say-on-Pay vote held at the annual meeting of stockholders in 2014; and external market and economic conditions. In making the adjustment to Mr. Abbruzzi’s base salary, the Committee also considered his new role and added responsibilities as President of the Industrial Filtration unit, a business newly acquired by the Company in 2014.

All the adjustments to NEO base salaries were approved by the Committee at a regularly scheduled meeting of the Committee held on December 6, 2013 and were effective as of December 31, 2013.

The 2014 base salaries of the NEOs were as follows:

Name	Base Salary for 2014 ($)
Dale G. Barnhart	520,000
Robert K. Julian	360,500
Joseph A. Abbruzzi (1)	287,018
Chad A. McDaniel	236,900
David H. Williams	283,250

(1)	Mr. Abbruzzi was named an Executive Officer of the Company on February 11, 2014.

Annual Incentive Performance Program

The Committee seeks to select performance metrics for the Company’s AIP Program that support the Company’s strategic objectives for the year. The performance metrics selected by the Committee for 2014 were:

•	Operating Income(1) — an important financial metric that is commonly used in compensation programs (this factor — either on a consolidated or business unit basis — represented half of the compensation opportunity under the AIP Program for 2014).

•	Operating Free Cash Flow(2) — an important metric for the Company as the Company has focused on managing its liquidity (this factor — either on a consolidated or business unit basis — represented one-quarter of the compensation opportunity under the AIP Program for 2014).

•	Gross Margin(3) — an important metric for the Company as the Company has focused on improving manufacturing efficiencies (this factor — either on a consolidated or business unit basis — represented one-quarter of the compensation opportunity under the AIP Program for 2014).

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(1) The AIP Program defines Operating Income as the operating income from continuing operations of the Company for the performance period, as set forth in the audited financial statements of the Company.

(2) The AIP Program defines Operating Free Cash Flow as operating income plus depreciation/amortization, plus/minus changes in working capital, minus capital spending for the year. For purposes of the foregoing, working capital is defined as trade accounts receivable, plus inventory minus accounts payable, provided that in making such calculation accounts payable is calculated as the average ending balance of the last four months preceding any applicable determination date.

(3)The AIP Program defines Gross Margin as the percentage resulting from (a) the excess, if any, of net sales from continuing operations over cost of sales from continuing operations, divided by (b) net sales from continuing operations.

The AIP Program for 2014 was approved by the Committee in December 2013. The AIP Program operates as follows:

•	Assignment of Target Bonus Percentage — The Committee approves for each eligible executive, including each of the NEOs, a bonus percentage of the participant’s base salary (the “Target Bonus Percentage”). The Target Bonus Percentages for the NEOs were determined on February 28, 2014 based on the factors described above under “Determining Compensation”, with particular emphasis on an internal assessment of each participant’s position and responsibilities. Target Bonus Percentages under the AIP Program for 2014 for the NEOs ranged from 35% to 80% of base salary, as follows:

Name	Target Bonus Percentage
Dale G. Barnhart	80%
Robert K. Julian	50%
Joseph A. Abbruzzi	40%
Chad A. McDaniel	35%
David H. Williams	40%

•	Performance Metrics – Under the AIP Program, performance metrics are established against which achievement of targets is measured (the “Performance Metrics”). The Committee established the following 2014 Performance Metrics for the NEOs employed at corporate headquarters (i.e., Mr. Barnhart, Mr. Julian and Mr. McDaniel): consolidated operating income, consolidated free cash flow and consolidated gross margin. For the business unit employees eligible to participate in the AIP Program (including for 2014, Mr. Williams, whose business unit goals related to the Company’s Performance Materials business and Mr. Abbruzzi, whose business unit goals related to the Company’s Fibers and Industrial Filtration businesses), the Committee established the following 2014 Performance Metrics: business unit operating income, business unit operating free cash flow, and business unit gross margin.

•	Establishment of Performance Metrics Targets — The Committee annually approves targets for the Performance Metrics (the “Performance Metric Targets”). In February 2014, Performance Metric Targets for operating income, free cash flow and gross margins were established on a consolidated basis and for each of the Company’s four business units. The Performance Metric Targets for the consolidated operations were adjusted in April 2014 following the acquisition of the Industrial Filtration businesses, and Performance Metric Targets were established for the Company’s newly acquired business unit. All Performance Metric Targets and actual performance with respect to those targets are subject to adjustment by the Committee, in its discretion, if the Committee determines it is necessary or appropriate to adjust for the effects of extraordinary items, unusual or non-recurring events, changes in accounting principles, realized investment gains or losses, discontinued operations, acquisitions, divestitures, material restructuring or impairment charges and other similar items. For 2014, the consolidated operating income Performance Metric Target was $36,257,000, the consolidated free cash flow Performance Metric Target was $31,791,000 and the consolidated Gross Margin Performance Metric Target was 20.5%. The Company exceeded all three consolidated metric targets. The Company is not disclosing the targets for its business units because these targets represent confidential, commercially sensitive information. Of the fifteen (15) business unit metric targets established for participants in the plan for 2014, twelve (12) were achieved above target and three (3) were achieved above threshold but below target.

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•	Computation of AIP Program Cash Payout — Based on each individual’s Target Bonus Percentage and the Performance Metrics and the Performance Metric Targets, each participant’s cash bonus under the AIP Program is objectively determined and earned when, and to the extent that, the Performance Metric Target ranges indicated in the tables below are achieved and certified by the Committee:

Percentage of Operating Income and Free Cash Flow Performance Metric Targets Achieved	AIP Program Cash Bonus Earned (within the ranges, on a linear basis)
Below 80%	0% Payout
81% – 89%	5% – 45% Payout
90% to 99%	50% – 95% Payout
100%	100% Payout
Above Target	Up to 200% Payout(1)

Basis Points below Gross Margin Performance Metric Target	AIP Program Cash Bonus Earned (within the ranges, on a linear basis)
-100 or more	0% Payout
-90 to -99	10% Payout
-80 to -89	20% Payout
-70 to -79	30% Payout
-60 to -69	40% Payout
-50 to -59	50% Payout
-40 to -49	60% Payout
-30 to -39	70% Payout
-20 to -29	80% Payout
-10 to -19	90% Payout
Target to -9	100% Payout
Above Target	Up to 200% Payout(1)

(1)	As more fully described below, additional amounts may be payable for achievement above each individual Performance Metric Target.

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To be eligible to receive a bonus payout under the AIP Program, a participant must be an employee in good standing as of the date the cash bonus is actually paid by the Company, except as otherwise specifically agreed to by the Board or the Committee. Participants may earn an amount below or in excess of the target payout for each applicable Performance Metric Target, depending on the applicable Performance Metric that is achieved. If the operating income or free cash flow Performance Metric achieved is above 100% of the applicable Performance Metric Target, NEOs employed at corporate headquarters earn an additional payment equal to their proportionate amount of up to 30% of the excess of the consolidated operating income or consolidated free cash flow Performance Metric achieved above the Performance Metric Target, and employees who are employed at the respective business units earn an additional payment equal to their proportionate amount of up to 30% of the excess of operating income or free cash flow Performance Metric achieved above the respective business unit Performance Metric Target. If the gross margin Performance Metric achieved is 10 or more basis points above the gross margin Performance Metric Target, NEOs employed at corporate headquarters and heads of business units earn an additional payment ranging from 2.5% up to 100% of the target payout for the gross margin Performance Metric, and other employees at corporate headquarters and employees who are employed at the respective business units earn an additional payment ranging from 1.25% up to 50% of the target payout for the gross margin Performance Metric. In all cases, the maximum AIP Program payment to any NEO is 200% of such participant’s individual target bonus.

Based on the Company’s consolidated financial results for the year-ended December 31, 2014, the Committee determined that the NEOs earned the payments under the AIP Program set forth in the tables below:

	Consolidated Operating Income	Consolidated Free Cash Flow	Consolidated Gross Margin
Performance Achievement vs. Target	113%	148%	125%
Bonus Earned: Base	100%	100%	100%
Bonus Earned: Additional For Exceeding Target	100%	100%	25%
Bonus Earned: Total	200%	200%	125%
Relative weight of the Performance Metric	50%	25%	25%
Total Bonus Earned vs. Target Payout		181.3%

Name	2014 Target Bonus	Bonus Earned vs. Target Payout	Actual Bonus Amount Earned
Dale G. Barnhart	$416,000	1.8125	$754,000
Robert K. Julian	$180,048	1.8125	$326,337
Joseph A. Abbruzzi (1)	$114,430	1.8125	$207,404
Chad A. McDaniel	$82,822	1.8125	$150,115
David H. Williams (2)	$113,173	1.1250	$127,320

(1)	Mr. Abbruzzi’s bonus for 2014 was apportioned between the Thermal/Acoustical Fibers business and the Industrial Filtration business. The Thermal/Acoustical Fibers business achieved 126% of the Operating Income Target, 138% of the Free Cash Flow Target and 210 basis points above the Gross Margin Target for that business unit for the year-ended December 31, 2014. The Industrial Filtration business achieved 100% of the Operating Income Target, 176% of the Free Cash Flow Target and 70 basis points above the Gross Margin Target for that business unit for the year ended December 31, 2014. Accordingly, 200% of the 50% relative weight of the Operating Income Target, 200% of the 25% relative weight of the Free Cash Flow Target and 125% of the relative weight of the Gross Margin Target were earned by Mr. Abbruzzi under the AIP Program. In addition, since both business units exceeded their bonus targets, Mr. Abbruzzi earned an additional bonus based on overall Company performance.

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(2)	The Performance Materials business achieved 98% of the Operating Income Target, 128% of the Free Cash Flow Target and 30 basis points below the Gross Margin Target for that business unit for the year-ended December 31, 2014. Accordingly, 90% of the 50% relative weight of the Operating Income Target, 200% of the 25% relative weight of the Free Cash Flow Target and 70% of the 25% relative weight of the Gross Margin Target were earned by Mr. Williams under the AIP Program.

Long-Term Incentive Awards

The Committee believes that executives and other employees who are in a position to make a substantial contribution to the long-term success of the Company and to build stockholder value should have a significant equity stake in the Company. The Company uses equity grants to focus on the retention of executive officers and to enhance the alignment of the interests of executive officers with the goals of improving Company profitability and advancing stockholder interests over the long term.

Grants Made As Part of 2014 Compensation

As part of their 2014 compensation, the Company awarded incentive stock options and performance-based restricted stock awards (“PSAs”) to the NEOs. Except for awards made to two of the NEOs in February 2014, no time-based restricted stock awards (“RSAs”) were made as part of the 2014 compensation packages for the other NEOs, as the Committee has decided to limit the use of RSAs (which have value regardless of company performance) to special circumstances, such as new hires or retention awards, in favor of PSAs (which only have value if the specified performance goal is achieved). The Committee approved the following equity awards for the NEOs as part of their 2014 compensation package. The amounts of awards were subjectively determined by the Committee based on the factors described above under “Determining Compensation.”

•	Time-Based Incentive Stock Option Awards — The Committee approved the award of incentive stock options with a purchase price equal to the fair market value of the Company’s Common Stock as of the date of grant (December 6, 2013) to the NEOs. The stock options vest in equal annual increments of 25% commencing on the first anniversary of the date of grant, assuming continued employment by the recipient on each of the vesting dates.

•	Performance-Based Restricted Stock Awards — The Committee approved the award to the NEOs on March 7, 2014 of PSAs that will vest upon certification by the Committee that the Company has achieved an established earnings per share target for fiscal year 2016 as follows:

o	Earnings per share below 95% of the target will result in none of the shares vesting;
o	Earnings per share at 95% of the target will result in 80% of the shares vesting;
o	Earnings per share at 100% of the target will result in 100% of the shares vesting;
o	Earnings per share at 110% of the target or above will result in a maximum of 120% of the shares vesting; and
o	Performance between these specified percentages will result in a number of shares to vest determined on a linear basis between the specified vesting percentages.

To the extent earnings per share targets are achieved, these PSAs will vest immediately upon such certification by the Committee. The Company has not disclosed the specific fiscal year 2016 earnings per share target because it represents confidential, commercially-sensitive information that the Company does not disclose to the public and that could cause competitive harm if known in the marketplace. Both earnings per share and the factors that influence earnings per share, such as revenue and efforts to control costs, are inherently competitive and if disclosed provide valuable insight of areas in which the Company is focusing. The Committee set the 2016 earnings per share target for the PSAs at a level that it believed would be challenging but possible for the Company to achieve.

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•	Time-Based Restricted Stock Awards — The Committee approved the award of RSAs to Mr. Abbruzzi and Mr. McDaniel on February 21 and February 28, 2014, respectively. Each of the awards vest in equal installments over three years, assuming continued employment by Mr. McDaniel and Mr. Abbruzzi on each of the vesting dates. The one-time award was made to Mr. Abbruzzi in connection with his promotion as President of the Industrial Filtration group, and the one-time award was made to Mr. McDaniel in recognition of his efforts in connection with the acquisition of the Industrial Filtration businesses.

The following is a summary of the long-term incentive awards that were made to the NEOs on the dates indicated as part of their 2014 compensation:

	Time-Based Stock Option Awards (December 6, 2013)		PSAs (March 7, 2014)		Time-Based RSAs (February 21 and 28, 2014)		Total Value of Grants Made in
Name	Number of Shares	Grant Date Fair Value (1)($)	Number of Shares (At Target)	Grant Date Fair Value (1)($)	Number of Shares	Grant Date Fair Value (1)($)	December 2013, February 2014 and March 2014 (1)($)
Dale G. Barnhart	23,529	225,050	30,000	657,600			882,650
Robert K. Julian	6,900	65,997	15,000	328,800			394,797
Joseph A. Abbruzzi	4,150	39,694	15,000	328,800	5,745	115,015	483,509
Chad A. McDaniel	4,550	43,520	15,000	328,800	4,000	81,040	453,360
David H. Williams	4,550	43,520	15,000	328,800			372,320

(1)	The amounts in these columns represent the grant date fair value determined in accordance with FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC 718).

Specifically with respect to the equity awards granted to the CEO in connection with his 2014 compensation, the Committee considered the CEO’s continued contributions relative to the ongoing execution of the Company’s strategic transformation, the successful acquisition of the Industrial Filtration business, performance among various business segments, and other accomplishments in deciding to make equity awards totaling approximately $880,000.

The time-based stock option awards granted to the NEOs in December 2013 are reflected in the Summary Compensation Table as 2013 compensation because these awards were actually granted in 2013, even though these awards relate to the 2014 compensation packages for the NEOs. For the same reason, these awards were reflected in last year’s proxy statement in the table titled “Grants of Plan-Based Awards for 2013.” The amounts reported in the Option Awards column of the “Fiscal Year 2014 Summary Compensation Table” relate to the stock options granted by the Company in December 2014 as a component of 2015 compensation. These awards, which are described below in “Fiscal 2015 Executive Compensation,” are reflected in the table titled “Grants of Plan-Based Awards for 2014.”

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The Company does not have a program, plan or practice to select equity grant dates in connection with the release of favorable or negative news. The Company generally grants equity awards in connection with the regularly scheduled December meeting of its Board. With respect to 2014 compensation, stock option grants were made to the NEOs at a meeting of the Compensation Committee on December 6, 2013, RSAs were awarded to two of the NEOs in February 2014 and PSAs were awarded to all the NEOs at a meeting of the Compensation Committee on March 7, 2014 . See “Fiscal 2015 Executive Compensation Components” below for a discussion of the timing of equity grants with respect to 2015 compensation.

Payouts of Prior Awards Based on 2014 Performance

The 2014 earnings per share target for the PSAs granted in May 2012 was set at $1.90 by the Committee. On February 27, 2015, the Committee determined that the 2014 earnings per share did not meet threshold, as actual earnings per share for 2014 was $1.28 (unadjusted for one-time items). Accordingly, none of the PSAs awarded to the NEOs that were based on 2014 earnings per share vested. By way of example, this resulted in the Chief Executive Officer forfeiting 51,000 shares that were granted in May 2012 having a market/payout value of $1,673,820.

Adjustment or Recovery of Awards

The Company has included provisions relating to the clawback or recoupment of compensation in several of its plans.

Under the Amended and Restated Lydall 2003 Stock Incentive Compensation Plan (the “2003 Stock Plan”), any award recipient who breaches his or her non-competition, non-interference, non-solicitation or confidentiality obligations to the Company may be obligated, subject to the Committee’s sole discretion, to return to the Company the economic value of any award that was realized or obtained by the recipient at any time during the six-month period prior to the date the recipient’s employment with the Company terminated. Additionally, the Committee may annul any award granted under the 2003 Stock Plan if the recipient’s employment is terminated for cause and, in such event, the Committee may, in its sole discretion, require the recipient to return to the Company the economic value of any award that was realized or obtained by the recipient at any time during the six-month period prior to the date the recipient’s employment with the Company terminated. Although the 2003 Stock Plan expired on October 24, 2012 and no further awards may be granted subsequent to that date, outstanding awards granted under the 2003 Stock Plan remain in effect and are subject to the above-described recovery provisions.

Awards under the Lydall, Inc. 2012 Stock Incentive Plan (the “2012 Stock Plan”), approved by stockholders at the 2012 Annual Meeting, are subject to the forfeiture and recoupment provisions of the 2012 Stock Plan, which provides that if the Plan Administrator (as defined in the 2012 Stock Plan) determines in good faith that a participant has engaged in fraudulent conduct relating to the Company, then such participant’s outstanding Awards shall be forfeited and, with respect to the year in which such fraudulent conduct occurred, the participant will be required to reimburse the Company for the economic value that was realized by such participant that was based on or resulted from such fraudulent conduct. In addition, any Award shall be subject to recoupment as required by the applicable provisions of any law (including the clawback provisions added by the Dodd-Frank Act), government regulation or stock exchange listing requirement (and any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

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Effective January 1, 2012, the AIP Program provides that cash bonus payments are subject to recoupment if the Committee determines that a participating employee committed wrongdoing that contributed to a material misstatement, intentional or gross misconduct, a breach of a fiduciary duty to the Company or its stockholders, or fraud. In addition, at its discretion, the Committee may require a participating employee to disgorge and repay any bonus received based upon financial statements that are later restated, other than restatements due solely to facts external to the Company, such as a change in accounting principles or a retroactive change in law. Cash bonus payments also may be recouped in accordance with the applicable provisions of any law, regulation, stock exchange listing requirement or Company policy.

Other Compensation

Severance and Change in Control Agreements — Each of the NEOs, have entered into agreements with the Company that provide for payment under specified conditions after a change in control of the Company or upon the executive’s termination under certain circumstances, as described under “Executive Compensation — Potential Payments Upon Termination or Change-In-Control”. In exchange for the receipt of the termination benefits provided for under the Employment Agreements, the NEOs are required to execute and deliver a general release of all claims in favor of the Company. As a general practice, the Company enters into change of control agreements with key members of management to ensure that they are incentivized to act in the best interests of the Company’s stockholders in the event of a prospective or actual change in control and to enhance executive retention.

Perquisites  — The Company provides limited perquisites to NEOs. All of the NEOs are eligible to the same extent as all other non-union Lydall employees to participate in the Company’s medical and dental insurance and Company match to the 401(k) savings plan. The personal benefits and their attributed costs for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table below.

All NEOs are currently covered under an Executive Life Program and an Executive Disability Insurance Program. The programs provide for life insurance benefits at four times base salary for the Chief Executive Officer and three times base salary for the other NEOs, and annual executive disability proceeds at a target level of 100% of an NEOs base salary, in each case up to applicable insurance limits. The full amount of the premiums paid by the Company for these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table below. If an NEO died or became disabled on December 31, 2014, the NEO would have been eligible for the benefits set forth in the table below:

Name	Executive Life Proceeds	Annual Executive Disability Proceeds
Dale G. Barnhart	$2,288,000	$180,000
Robert K. Julian	$1,081,500	$72,000
Joseph A. Abbruzzi	$900,000	$36,000
Chad A. McDaniel	$795,000	$52,500
David H. Williams	$870,000	$86,256

Other perquisites provided to NEOs in 2014 included car allowances and personal gas usage. The perquisites awarded to the NEOs are disclosed in the “All Other Compensation” column of the Summary Compensation Table below.

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401(k)/Defined Contribution Plan  — The Company provides a tax-qualified defined contribution retirement plan to eligible union and non-union employees, including NEOs, for retirement in the form of a 401(k) savings plan. For non-union participants, the 401(k) plan terms provide that the Company may make a matching contribution of a participant’s salary deferrals to the 401(k) plan, subject to IRS limits. The compensation eligible for the matching contribution includes any cash bonuses, but excludes the value of any equity compensation. In 2014, the Company provided matching contributions to the 401(k) plan for non-union employees at the rates of 100% for the first 3% contributed and 50% for the next 2% contributed.

Defined Benefit Pension Plan  — The Company had a defined benefit plan called the Lydall Pension Plan No. 1A, which was merged with the Company’s other two defined benefit pension plans effective December 31, 2010 and renamed the “Lydall Pension Plan.” None of the NEOs benefit from the Lydall Pension Plan; the benefits under that Plan were frozen in 2006.

Welfare Plans  — The Company offers a health care plan that provides medical, dental, prescription drug, and vision coverage to its employees, including the NEOs.

Fiscal 2015 Executive Compensation Components

At the Company’s annual meeting of stockholders held in April 2014, over 90% of the votes cast on the Say-on-Pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation, and maintained this general approach in 2014. The Compensation Committee will continue to consider the annual vote results for the Company’s Say-on-Pay proposals when making future compensation decisions for the NEOs.

The 2015 compensation for the NEOs consists of similar elements as were included with respect to 2014. The 2015 compensation was subjectively determined based on the factors described above under “Determining Compensation.” The Compensation Committee did not assign any specific weights to the various factors it considered.

Adjustments were made to increase the base salaries of the NEOs for 2015 ranging from 0% to 11.9%, after consideration by the Compensation Committee of the following: competitive pay practices (as informed by the individual experience of the Compensation Committee members, the Company’s experiences in recruiting new executive officers, and the 2014 Analysis referred to above); the executive’s individual performance, responsibilities, and experiences (as informed by the input received from the CEO with respect to each executive officer other than the CEO and the Board’s annual evaluation of the CEO); the Company’s performance and financial condition; and external market and economic conditions. The 2015 base salaries of the NEOs, effective December 29, 2014, are as follows:

Name	Base Salary for 2015 ($)
Dale G. Barnhart	572,000
Robert K. Julian	360,500
Joseph A. Abbruzzi	300,000
Chad A. McDaniel	265,000
David H. Williams	290,000

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In December 2014, the Compensation Committee approved the following changes to the AIP Program for 2015:

•	Increased the Target Bonus Percentage for Mr. Barnhart, Mr. Julian and Mr. McDaniel to 100%, 55% and 40%, respectively;

•	Added revenue as the fourth Performance Metric along with operating income, gross margin and free cash flow;

•	For NEOs employed at corporate headquarters (Mr. Barnhart, Mr. Julian and Mr. McDaniel), the Target Bonus Percentage is equally divided between the Company’s consolidated performance against each of the four Performance Metric Targets; 100% of the AIP Program Cash Payout is earned based on consolidated Company performance;

•	For NEOs employed at the business units (Mr. Abbruzzi and Mr. Williams), 80% of the AIP Program Cash Payout will be earned based on performance of their respective business units against each of the four Performance Metric Targets and the remaining 20% will be earned based on consolidated Company performance; and

•	Revised the computation of the AIP Program Cash Payout — NEOs cash bonus under the AIP Program is determined and earned when, and to the extent that, the Performance Metric Target ranges indicated in the tables below are achieved and certified by the Committee:

Percentage of Operating Income and Free Cash Flow Performance Metric Targets Achieved	AIP Program Cash Bonus Earned (on a linear basis)
Below 90%	0% Payout
91% - 99%	50% Payout
100% – 109%	100% Payout
110% or Above	200% Payout

Percentage of Revenue Performance Metric Target Achieved	AIP Program Cash Bonus Earned (on a linear basis)
Below 95%	0% Payout
95% to 99%	50% Payout
100% to 109%	100% Payout
110% or Above	200% Payout

Basis Points below Gross Margin Performance Metric Target Achieved	AIP Program Cash Bonus Earned (on a linear basis)
Below -100	0% Payout
-100	50% Payout
Target	100% Payout
+100	200% Payout

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In December 2014, the Compensation Committee approved time-based incentive stock option awards and the grant of Performance-based Restricted Stock Awards (“2015 PSAs”) related to the NEO compensation packages for 2015. The Committee changed the value allocation of these long-term stock awards to be equally distributed between the stock options and the 2015 PSAs, where previously, two-thirds of the awards were PSAs and one-third were stock options. Similar to the awards made in connection with the compensation packages for 2014, the December 2014 time-based stock option awards vest in equal installments over four years, while the 2015 PSAs will be determined upon certification by the Committee that the Company has achieved an established earnings per share target for fiscal year 2017. For the 2015 PSA awards, the Committee revised the threshold to 90% and the maximum performance level to 120%, with payouts for threshold set at 50% and payouts for maximum achievement set at 150% of the target.

The following is a summary of the time-based stock option awards and the 2015 PSAs that were granted to the NEOs on December 5, 2014:

	Time-Based Stock Option Award		2015 PSAs
Name	Number of Shares	Grant Date Fair Value (1)($)	Number of Shares	Grant Date Fair Value (1)($)	Total Value of Grants (1)($)
Dale G. Barnhart	46,400	549,798	19,700	550,812	1,100,610
Robert K. Julian	19,000	225,133	8,000	223,680	448,813
Joseph A. Abbruzzi	10,500	124,416	4,500	125,820	250,236
Chad A. McDaniel	10,500	124,416	4,500	125,820	250,236
David H. Williams	8,400	99,532	3,600	100,656	200,188

(1)	The amounts in these columns represent the grant date fair value determined in accordance with FASB ASC 718.

While the stock options and 2015 PSAs reflected in the table above related to each NEOs compensation package for 2015, they are reflected in the Summary Compensation Table as a 2014 compensation item and in the table titled “Grants of Plan-Based Awards For 2014” because they were granted or awarded in 2014.

Stock Ownership; Limits on Hedging and Pledging

The Board has developed and implemented share ownership guidelines that cover all directors who are not employees of Lydall (“Outside Directors”) and certain senior executive officers, including all of the NEOs. The share ownership guidelines are designed to link the personal financial interests of the covered individuals to the Company’s success and better align their interests with the interests of the Company’s stockholders.

Currently, all of the Company’s Outside Directors own a sufficient number of the Company’s shares to meet the applicable stock ownership levels established by the Outside Director Ownership Guidelines described below. The Chief Executive Officer owns and the remaining NEOs own or are on track to own a sufficient number of shares of the Company’s shares to meet the applicable stock ownership levels established by the Officer Ownership Guidelines, as amended, as described below.

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The Company’s Corporate Governance Guidelines establish share ownership guidelines for Outside Directors (the “Outside Director Ownership Guidelines”). The Outside Director Ownership Guidelines provide that each Outside Director of the Company should acquire and hold shares of Company Common Stock equal in cost to four times the current annual stock retainer paid to each Outside Director. The guidelines stipulate that the required stock ownership level for Outside Directors should be achieved within the later of: (i) five years of the first adoption of the Corporate Governance Guidelines (which was February 23, 2006); (ii) five years of the date such person is first elected an Outside Director of the Company, unless a waiver is granted by the Compensation Committee; or (iii) as to any increased stock ownership level resulting from an increase in the annual stock retainer, five years from the date of such increase.

The Company’s Stock Ownership Guidelines for Senior Executive Officers (the “Officer Ownership Guidelines”) establish share ownership requirements for the Chief Executive Officer, the Chief Financial Officer and all other Section 16 officers of the Company, which includes all of the Named Executive Officers. The Board adopted the Officer Ownership Guidelines effective January 1, 2010 and amended them effective January 1, 2014. Under the Officer Ownership Guidelines, as amended, the Chief Executive Officer is expected to acquire and hold shares of the Company’s Common Stock having a fair market value equal to four times his annual base salary and the Chief Financial Officer is expected to acquire and hold shares of the Company’s Common Stock having a fair market value equal to two times his annual base salary. All other officers covered by the Officer Ownership Guidelines are expected to acquire and hold shares of the Company’s Common Stock having a fair market value equal to one times his or her annual base salary. Qualifying ownership interests for purposes of the Officer Ownership Guidelines include:

•	shares owned outright by the individual, or by members of his or her immediate family residing in the same household, whether held individually or jointly, including shares held in any qualified retirement accounts;
•	shares held in trust for the benefit of the individual or his or her immediate family, or by a family limited partnership or other similar arrangement;
•	shares of time-based restricted stock awarded pursuant to the Company’s stock incentive compensation plans (whether or not vested); and
•	performance shares awarded pursuant to the Company’s stock incentive compensation plans, but only to the extent that such shares are determined based upon certification by the Compensation Committee that the relevant performance objective has been satisfied (whether or not vested).

Under the Officer Ownership Guidelines, as amended, the targeted stock ownership amount for each covered individual will be determined as of the later of January 1, 2014 or the date such individual first becomes subject to the Officer Ownership Guidelines (the “Date of Determination”) and will be based on the individual’s annual base salary in effect as of such date. For purposes of determining whether a covered individual’s stock ownership amount satisfied the Officer Ownership Guidelines, as amended, the fair market value of the Company’s Common Stock will be equal to the average closing price of the Company’s Common Stock over the 365-day period immediately preceding the Date of Determination. The deadline to achieve compliance with the Officer Ownership Guidelines, as amended, is the later of December 31, 2014 or the date which is five (5) years after each individual was appointed to the position giving rise to the applicability of the Officer Ownership Guidelines. The targeted stock ownership amount for each individual will be recalibrated every three (3) years after January 1, 2014 based on the then current base salary of each officer and the average closing price of the Company’s Common Stock over the preceding 365-day period. Once achieved, ownership of the applicable targeted amount of stock must be maintained for as long as an individual is covered by the Officer Ownership Guidelines.

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The Company’s Securities Law Compliance policy prohibits Directors and Executive Officers from engaging in hedging activities involving Lydall securities. Pledging of Lydall stock is discouraged, but not prohibited. The policy requires Directors and Executive Officers to obtain pre-clearance prior to entering into any pledge of Lydall stock or margin loan involving Lydall stock, and the Company may prohibit such activities at any time. None of the Company’s Directors or NEOs have any Lydall securities pledged or involved in margin loans.

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Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of compensation in excess of $1 million paid to specified executive officers of public companies, unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, to ensure that the Committee maintains the flexibility to structure executive compensation in ways that best promote the interests of the Company, the Committee will not necessarily always seek to limit executive compensation to that deductible under Section 162(m) of the Code. The 2015 PSAs and the stock option awards granted in December 2014 are intended to qualify as “performance-based compensation” and therefore not be subject to the Section 162(m) limitation on deductibility.

Compensation Committee Report on Executive Compensation

The Compensation Committee (the “Committee”) is composed of Independent Directors, as defined under applicable NYSE rules, Rule 16b-3 of the Exchange Act and Section 162(m) of the Code. The Committee was appointed by the Board and chartered to oversee the compensation of Lydall executive officers and Directors and to review and approve all incentive programs of the Company. The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Matthew T. Farrell

Marc T. Giles

William D. Gurley, Chair

Suzanne Hammett

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EXECUTIVE COMPENSATION TABLES

Fiscal Year 2014 Summary Compensation Table

The following table shows the compensation awarded to, earned by or paid to the Named Executive Officers for the fiscal years 2014, 2013 and 2012.

Name and Principal Position(a)	Year (b)	Salary ($)(c)	Bonus (1) ($)(d)	Stock Awards(2) ($)(e)	Option Awards(2) ($)(f)	Non-Equity Incentive Plan Compensation(3) ($)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(h)	All Other Compensation(4) ($)(i)	Total ($)(j)
Dale G. Barnhart,	2014	522,600	—	1,208,412	549,798	754,000	—	63,563	3,098,373
President and Chief	2013	522,000	—	511,197	225,050	532,058	—	58,218	1,848,523
Executive Officer	2012	498,111	—	632,400	238,731	458,903	—	57,072	1,885,217

Robert K. Julian,	2014	361,887	—	552,480	225,133	326,337	—	44,696	1,510,533
Executive Vice President and Chief	2013	351,427	275,000	238,350	65,997	224,219	—	44,956	1,199,949
Financial Officer	2012	61,923	—	309,500	344,453	27,238	—	2,454	745,568

Joseph A. Abbruzzi,	2014	288,271	—	569,635	124,416	207,404	—	93,587	1,283,313
President – Industrial	2013	—	—	—	—	—	—	—	—
Filtration*	2012	—	—	—	—	—	—	—	—

Chad A. McDaniel,	2014	238,135	—	535,660	124,416	150,115	—	33,233	1,081,559
Vice President,	2013	137,168	100,000	109,350	112,045	56,727	—	19,535	534,825
General Counsel and Secretary*	2012	—	—	—	—	—	—	—	—

David H. Williams,	2014	284,417	—	429,456	99,532	127,320	—	33,159	973,884
President –	2013	276,121	—	92,527	43,520	1,375	—	71,380	484,923
Performance Materials	2012	127,981	60,000	187,200	227,369	—	—	52,091	654,641

*Mr. Abbruzzi was not an NEO in 2012 and 2013; therefore no compensation information is provided for those years; Mr. McDaniel was not an NEO in 2012, therefore no compensation information is provided for that year.

(1) Includes sign-on bonuses paid in prior years to Messrs. Julian, McDaniel and Williams.

(2) Amounts shown as stock awards and option awards for 2014 include stock awards and option awards related to both 2014 compensation and 2015 compensation (see table below entitled “Grants of Plan-Based Awards for 2014”). The amounts in Columns (e) and (f) reflect the aggregate grant date fair value (at target level for PSAs) computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K filed with the SEC. If the PSAs awarded to the NEOs were included in the table at maximum value, the amounts in Column (e) would be $1,615,338 for Mr. Barnhart, $730,080 for Mr. Julian, $698,305 for Mr. Abbruzzi, $664,330 for Mr. McDaniel and $545,544 for Mr. Williams.

(3) The amounts in Column (g) reflect amounts payable under the Company’s AIP Program, which are in the form of an annual cash bonus. Please refer to the “Annual Incentive Performance Program” of the Compensation Discussion and Analysis for additional information related to the AIP Program.

(4) The amounts shown in Column (i) for 2014, which are valued on the basis of the aggregate incremental cost to the Company, are comprised of the following:

Barnhart: Car allowance ($13,800), personal gas usage ($2,097), executive life insurance premium ($29,262), executive disability insurance premium ($8,004), and 401(k) Plan match ($10,400)

Julian: Car allowance ($13,800), personal gas usage ($2,188) executive life insurance premium ($11,890), executive disability insurance premium ($6,418), and 401(k) Plan match ($10,400)

Abbruzzi: Car allowance ($11,040), personal gas usage ($2,640), executive life insurance premium ($4,919), executive disability insurance premium ($1,056), relocation expense ($43,560), relocation tax gross-up ($19,972), and 401(k) Plan match ($10,400)

McDaniel: Car allowance ($13,800), personal gas usage ($1,015) executive life insurance premium ($4,710), executive disability insurance premium ($2,908), 401(k) Plan match ($10,400), and fitness reimbursement ($400)

Williams: Car allowance ($11,040), personal gas usage ($2,429), executive life insurance premium ($6,604), executive disability insurance premium ($2,686), and 401(k) Plan match ($10,400)

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Grants of Plan-Based Awards For 2014

The following table provides information regarding stock options and cash incentive awards granted during 2014 to the Named Executive Officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other
Name(a)	Grant Date* (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)	Stock Awards: Number of Shares of Stock or Units(3) (#)(i)	All Other Option Awards: Number of Securities Underlying Options(4) (#)(j)	Exercise or Base Price of Option Awards(5) ($/share) (k)	Grant Date Fair Value of Stock and Option Awards(6) ($)(l)
Dale G. Barnhart		5,200	416,000	832,000
	3/7/14				24,000	30,000	36,000				657,600
	12/5/14				9,850	19,700	29,550				550,812
	12/5/14								46,400	27.96	549,798
Robert K. Julian		2,251	180,048	360,096
	3/7/14				12,000	15,000	18,000				328,800
	12/5/14				4,000	8,000	12,000				223,680
	12/5/14								19,000	27.96	225,133
Joseph A. Abbruzzi		1,430	114,430	228,860
	2/21/14							5,745			115,015
	3/7/14				12,000	15,000	18,000				328,800
	12/5/14				2,250	4,500	6,750				125,820
	12/5/14								10,500	27.96	124,416
Chad A. McDaniel		1,035	82,822	165,644
	2/28/14							4,000			81,040
	3/7/14				12,000	15,000	18,000				328,800
	12/5/14				2,250	4,500	6,750				125,820
	12/5/14								10,500	27.96	124,416
David H. Williams		1,415	113,173	226,346
	3/7/14				12,000	15,000	18,000				328,800
	12/5/14				1,800	3,600	5,400				100,656
	12/5/14								8,400	27.96	99,532

*	Awards granted on 12/5/14 are part of 2015 compensation.

1)	The amounts shown as Estimated Possible Payouts Under Non-Equity Incentive Award Plans represent potential cash payouts to the named persons under the AIP Program with respect to 2014 consolidated and business unit performance metrics. Under the terms of the AIP Program, for corporate participants, a bonus is earned when the consolidated operating income or consolidated free cash flow or consolidated gross margin target ranges are met. For business unit participants, a bonus is earned when business unit operating income or business unit free cash flow or business unit gross margin target ranges are met. The amount shown in the “threshold” column represents the amount payable upon the achievement of the minimum free cash flow threshold and respective individual business unit free cash flow threshold. The amount shown in the “target” column represents the amount payable at one times the target bonus opportunity. Under the terms of the AIP Program, the maximum payout is 200% of the individual’s target bonus. See the “Fiscal Year 2014 Summary Compensation Table” above for amounts actually paid.

2)	The amounts shown in column (f) reflect the performance-based shares that will be awarded if 90% of the target is achieved; the amounts shown in column (g) reflect the performance-based shares that will be awarded if the target performance is achieved, and column (h) reflects the performance-based shares that will be awarded if 120% (the maximum) of the target is achieved for the December 5, 2014 award and if 110% (the maximum) of the target is achieved for the March 7, 2014 award.

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3)	The amounts shown in column (i) reflect the number of shares of time-based restricted stock granted to each NEO in 2014 under the 2012 Stock Plan.

4)	The amounts shown in column (j) reflect the number of option awards granted to each Named Executive Officer as stock option awards in 2014 under the 2012 Stock Plan.

5)	The amounts shown in column (k) represent the exercise price of the stock option award granted to each Named Executive Officer in column (j) under the 2012 Stock Plan. This amount is the price per share the Named Executive Officer will pay to purchase each option once it has become exercisable.

6)	The amounts shown in column (l) represent the grant date fair value at the target level of the PSA awards described in footnote (2) above, the grant date fair value of the restricted stock awards described in footnote (3) above and grant date fair value of stock options described in footnote (4) above calculated in accordance with the FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table provides a list of outstanding equity awards for each Named Executive Officer as of December 31, 2014.

		Option Awards(1)						Stock Awards(2)
Name (a)	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($)(d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)		Market Value of Shares or Units of Stock That Have Not Vested $(g)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(h)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)(5)
	12/9/10	7,500	*			7.80	12/9/20
	12/19/11	6,250		6,250		8.94	12/19/21
	5/14/12										51,000	1,673,820
Dale G. Barnhart	12/5/12	15,000	*	15,000	*	13.29	12/5/22
	2/18/13										32,171	1,055,852
	12/6/13	5,882	*	17,647	*	16.98	12/6/23
	3/7/14										30,000	984,600
	12/5/14			46,400	*	27.96	12/5/24				19,700	646,554

	11/9/12	15,000		15,000		12.38	11/9/22
	12/5/12	7,500	*	7,500	*	13.29	12/5/22
Robert K. Julian	2/18/13										15,000	492,300
	12/6/13	1,725	*	5,175	*	16.98	12/6/23
	3/7/14										15,000	492,300
	12/5/14			19,000	*	27.96	12/5/24				8,000	262,560

	12/5/12	2,500		5,000		13.29	12/5/22	5,000	(6)	164,100
	2/18/13										4,449	146,016
	12/6/13	1,037		3,113		16.98	12/6/23
Joseph A. Abbruzzi	2/21/14							5,745	(7)	188,551
	3/7/14										15,000	492,300
	12/5/14			10,500	*	27.96	12/5/24				4,500	147,690

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	5/29/13	3,125		9,375		14.58	5/29/23				7,500	246,150
	12/6/13	1,137		3,413		16.98	12/6/23
Chad A. McDaniel	2/28/14							4,000	(7)	131,280
	3/7/14										15,000	492,300
	12/5/14			10,500	*	27.96	12/5/24				4,500	147,690

	8/2/12	2,500		10,000		12.48	8/2/22	7,500	(8)	246,150
	12/5/12	5,000		5,000		13.29	12/5/22
David H. Williams	2/18/13										5,823	191,111
	12/6/13	1,138	*	3,412	*	16.98	12/6/23
	3/7/14										15,000	492,300
	12/5/14			8,400	*	27.96	12/5/24				3,600	118,152

* a portion of this option award is non-qualified.

(1)	Stock options vest at the rate of 25% per year beginning on the first anniversary of the Date of Grant and expire ten years from the Date of Grant.
(2)	The Company has granted two types of stock awards to its NEOs: (1) RSAs — shares listed in column (f), and (2) PSAs — shares listed in column (h). PSAs granted to NEOs vest if, and only to the extent that, the Compensation Committee certifies achievement of the performance objectives — EPS targets to be met for Fiscal Year 2014 (for the 2012 awards), for Fiscal Year 2015 (for the 2013 awards), for Fiscal Year 2016 (for the March 2014 awards) and for Fiscal Year 2017 (for the December 2014 awards).
(3)	The amount shown in column (g) represents the value of the shares listed in column (f). The value was determined by multiplying the number of shares listed in column (f) by the fair market value of the Company stock on December 31, 2014.
(4)	Number of shares shown in column (h) represent the number of shares earned on the achievement of established target level performance objectives.
(5)	The amount shown in column (i) represents the value of the shares listed in column (h). The value was determined by multiplying the number of shares listed in column (h) by the fair market value of the Company stock on December 31, 2014.
(6)	RSA – shares vest three years from the Date of Grant
(7)	RSA – shares vest in three equal annual installments beginning on the first anniversary of the Date of Grant
(8)	RSA — shares vest in four equal annual installments beginning on the first anniversary of the Date of Grant

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Option Exercises and Stock Vested For 2014

The following table shows stock option exercises and vesting of restricted stock awards by the NEOs during 2014, including the aggregate value of gains on the date of exercise and stock acquired on vesting and the value realized on vesting.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c) (1)	Number of Shares Acquired on Vesting(2)(#)(d)	Value Realized on Vesting(3) ($)(e)
Dale G. Barnhart	118,000	2,415,480	54,000	1,094,040
Robert K. Julian	—	—	25,000	718,250
Joseph A. Abbruzzi	2,500	37,250	—	—
Chad A. McDaniel	—	—	—	—
David H. Williams	7,500	120,150	3,750	92,063

(1) The value shown in column (c) was determined by multiplying the number of shares listed in column (b) by the difference between the exercise price and the fair market value of the Company stock on the exercise date.

(2) The amount shown in column (d) represents the number of shares of stock received in 2014 pursuant to the vesting of PSAs and RSAs. Awards were granted under the 2003 Stock Plan and the 2012 Stock Plan.

(3) The value shown in column (e) was determined by multiplying the number of shares listed in column (d) by the fair market value of the Company stock on the date the shares vested.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into agreements with its NEOs pursuant to which each NEO may be entitled to specified compensation and benefits upon the termination of his employment.

The agreements with each of Mr. Barnhart, Mr. Julian, Mr. Abbruzzi, Mr. McDaniel and Mr. Williams provide that, if an executive’s employment is terminated by the Company without “cause,” or by the executive for “good reason,” and such termination of employment does not occur within 18 months of a “change in control” (except that the agreements with Mr. Abbruzzi and Mr. Williams do not include a “good reason” trigger; and the agreements with Mr. Julian and Mr. McDaniel do not include “good reason” triggers other than in the event of a change in control), the Company shall pay the executive a severance benefit equal to the sum of (i) an amount equal to the executive’s annual base salary in effect immediately preceding the date of termination, and (ii) an amount equal to the average of the executive’s annual bonuses for the three calendar years immediately preceding the date of termination (the “Severance Benefit”). The Severance Benefit generally shall be paid in equal installments spread over the twelve-month period beginning on the date of termination, unless the executive is deemed to be a “specified employee,” as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (a “Specified Employee”), in which case different payment rules apply. In the event that the executive elects to continue coverage under the Company’s health plan pursuant to COBRA, for a period of up to twelve months, the Company also shall pay the same percentage of the executive’s premium for COBRA coverage for the executive and, if applicable, his or her spouse and dependent children, as the Company paid at the applicable time for coverage under such plan for actively employed members of senior management. In addition, for the period beginning on the date of the executive’s termination of employment and ending on the earlier of (i) the date that is 12 months after the date of such termination of employment or (ii) the date on which the executive becomes eligible for life insurance benefits from another employer, the Company will continue to provide the life insurance benefits that the Company would have provided to the executive if the executive had continued in employment with the Company for such period, but only if the executive timely pays the portion of the premium for such coverage that members of senior management of the Company generally are required to pay for such coverage, if any. Finally, the executive is entitled to receive up to twelve months of outplacement services at a cost not to exceed $10,000. The Company’s obligation to provide the foregoing severance benefits is subject to the executive’s execution and delivery, without revocation, of a valid release of all claims against the Company.

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In the event that an executive’s employment is terminated by the Company without “cause,” or by the executive for “good reason” (except that the agreements with Mr. Abbruzzi and Mr. Williams do not include a “good reason” trigger), and such termination of employment occurs within 18 months of a “change in control” (collectively, a “Change In Control Trigger”), the Company shall pay the executive a severance benefit equal to two times the sum of (i) his/her annual rate of base salary in effect immediately preceding his/her termination of employment, and (ii) the average of his/her last three years highest annual bonuses earned under the Company’s annual bonus plan for any of the five calendar years preceding his/her termination of employment (the “COC Severance Benefit”). The COC Severance Benefit shall be paid in a lump sum within thirty days after the date of termination, unless the executive is deemed to be a Specified Employee, in which case different payment rules apply. Upon the occurrence of such a Change In Control Trigger, the Company shall pay the executive a bonus for the year of termination in an amount equal to a specified portion of the executive’s target bonus opportunity for the year of termination. In general, for a period of up to 24 months, the executive is entitled to remain covered by the medical, dental, executive life insurance and, if reasonably commercially available through nationally reputable insurance carriers, executive long-term disability plans that covered the executive immediately prior to the termination of his employment, as if he had remained in the employ of the Company. The executive is entitled to receive the outplacement services described above and the vesting of all unvested stock options and restricted stock awards shall be accelerated in full. Finally, the executive is entitled to an automobile allowance for a period of up to 24 months. The Company’s obligation to provide the foregoing severance benefits is subject to the executive’s execution and delivery, without revocation, of a valid release of all claims against the Company.

Set forth below is a summary of the payments that would have been made to the each of the NEOs had the below-specified event occurred on December 31, 2014.

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BENEFITS BY TRIGGERING EVENT ON December 31, 2014	Dale G. Barnhart	Robert K. Julian	Joseph A. Abbruzzi	Chad A. McDaniel	David H. Williams
Death
Bonus – Bonus for the year of death equal to a pro rata portion of the average of the three highest annual bonuses earned in the five years preceding year of death	$423,482	$0	$0	$0	$0
COBRA for family for 12 months, less employee contribution	5,047	0	0	0	0
Executive Life Insurance proceeds	2,288,000	1,081,500	900,000	795,000	870,000
Aggregate Total in Event of Death	2,716,529	1,081,500	900,000	795,000	870,000
Disability
Base salary – 12 months, less payments made to NEO under any Company disability programs	272,000	0	0	0	0
Bonus – Pro rata bonus for the calendar year of termination	754,000	0	0	0	0
COBRA(1) for NEO and family for 12 months, less employee contribution	10,042	0	0	0	0
Life Insurance(1,2) coverage for 12 months less employee contribution	32,187	0	0	0	0
Disability Insurance proceeds	300,000	192,000	156,000	172,500	206,256
Aggregate Total in Event of Disability	1,368,229	192,000	156,000	172,500	206,256
Cause(3) Termination or Voluntary Resignation (other than Good Reason Self-Quit)
No additional benefits
Aggregate Total in Event of Cause(3) Termination or Voluntary Resignation	0	0	0	0	0
Non-Cause Termination or Good Reason(4) Self-Quit
Severance – base salary for 12 months (5)	572,000	360,500	300,000	265,000	290,000
Bonus – in an amount equal to the average of the three preceding years’ annual bonuses earned, paid over 12 months (5)	423,482	125,729	105,721	56,727	1,375
COBRA(1) for NEO and family for maximum of 12 months, less employee contribution	10,042	12,589	12,618	12,618	12,589
Life Insurance coverage for 12 months less employee contribution(1,2)	32,187	11,890	10,279	4,795	6,755
Outplacement services not to exceed $10,000	10,000	10,000	10,000	10,000	10,000
Aggregate Total in Event of Non-Cause Termination or Good Reason Self-Quit	1,047,711	520,708	438,618	349,140	320,719
Change of Control Termination Benefit Including Good Reason Self-Quit After Change of Control(6)
Severance – Lump-sum severance benefit equal to two times annual base salary plus an average of the three highest annual bonuses earned in the five preceding years (7)	1,990,964	972,457	811,442	643,454	582,750
Year of Termination Bonus – equal to a pro rata portion of target bonus opportunity, payable in a lump sum (7,8)	416,000	180,048	114,430	82,822	113,173
Medical, dental, life and if applicable, long term disability coverage for 24 months under the Company’s plans, for NEO and family, less employee contribution(2)	106,443	62,391	49,996	41,240	44,657
Stock option/award vesting acceleration(9)	5,308,059	1,874,547	1,336,647	1,293,512	1,443,633
Outplacement services not to exceed $10,000	10,000	10,000	10,000	10,000	10,000
Car allowance for 24 months	27,600	27,600	22,080	27,600	22,080
Aggregate Total in Event of Change of Control	$7,859,066	$3,127,043	$2,344,595	$2,098,628	$2,216,293

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(1)	Both COBRA and life insurance are limited to 12 months or until the date the NEO is eligible for other coverage under another employer.

(2)	If applicable insurance coverage is not available for the NEO, the Company must arrange alternate coverage at a cost not to exceed 125 percent of the Company’s group coverage cost.

(3)	Cause is defined as (i) act or acts of dishonesty or fraud resulting or intended to result directly or indirectly in substantial gain or personal enrichment to which the executive was not legally entitled at the expense of the Company or any of its subsidiaries; (ii) willful material breach by executive of his duties or responsibilities resulting in demonstrably material injury to the Company or any of its subsidiaries; (iii) conviction of a felony or any crime of moral turpitude; (iv) habitual neglect or insubordination where executive has been given written notice but has failed to cure (where susceptible to cure) within 30 days following such notice; or (v) material breach by the NEO of his obligations under any non-compete agreements.

(4)	Mr. Abbruzzi and Mr. Williams are not entitled to exercise a good reason self-quit and receive severance benefits under any circumstances. Mr. Julian and Mr. McDaniel are entitled to exercise a good reason self-quit trigger and receive severance benefits only in the event of a Change of Control (as defined below). Good Reason is defined as: without the NEO’s written consent either (i) a significant reduction in the scope of the NEO’s authority, functions, duties or responsibilities; (ii) any reduction in the NEO’s base salary, other than an across-the-board reduction; or (iii) any material breach by the Company of any provision of the NEOs employment agreement without the NEO having committed any material breach of the NEO’s obligations, which breach is not cured within 30 days following written notice to the Company of such breach.

(5)	If the NEO is covered by Section 409A of the Internal Revenue Code (“409A”), the first six months will be paid in a lump sum six months after termination date, with the remainder paid monthly.

(6)	The NEO is entitled to these benefits if either a termination without Cause occurs or if the NEO exercises Good Reason self-quit, in each case, within 18 months of a Change of Control, defined as (i) beneficial ownership by a third party of at least 25 percent of total voting power of all classes of stock of the Company; (ii) the election to the Board of a majority of Directors who were not approved by a majority of the current Directors; (iii) a stockholder approved liquidation of the Company, or merger or consolidation of the Company; or (iv) a sale or disposition of all or substantially all of the assets of the Company. As a condition to the receipt of any severance benefits (whether in the context of a Change in Control or otherwise), each NEO is required to execute and deliver to the Company a valid and binding release of all claims. The agreements with each of the NEO’s also provide that the Company shall pay all reasonable attorneys’ fees incurred by the NEO in seeking to enforce any right under his respective agreement if and to the extent that the NEO substantially prevails.

(7)	If the NEO is covered by 409A, payment will be in a lump sum six months after termination date.

(8)	If there is no expected bonus opportunity in year of termination, a bonus shall be paid equal to a pro rata portion of the prior year’s awarded bonus.

(9)	Under the 2003 Stock Plan and the 2012 Stock Plan, vesting of options and restricted stock awards would be accelerated for all optionees in the event of a Change of Control.

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2014 Director Compensation

Board compensation for Directors during fiscal year 2014 is summarized in the table below:

Name (a)	Fees Earned or Paid in Cash ($)(b)(1)	Stock Awards ($)(c)(2)	Option Awards ($)(d)(3)	Non-equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)(h)
Kathleen Burdett	75,500	36,027	—	—	—	—	111,527
W. Leslie Duffy, Esq.	121,000	36,027	—	—	—	—	157,027
Matthew T. Farrell	66,000	36,027	—	—	—	—	102,027
Marc T. Giles	58,000	36,027	—	—	—	—	94,027
William D. Gurley	63,000	36,027	—	—	—	—	99,027
Suzanne Hammett	65,500	36,027	—	—	—	—	101,527
S. Carl Soderstrom, Jr.	65,000	36,027	—	—	—	—	101,027

(1)	The amounts reflected in this column represent the aggregate amount of cash fees and retainers earned or paid during 2014 for services as a Director, including committee chair and membership retainers, meeting fees and cash retainers for services as Directors, and, in the case of Mr. Duffy, a $75,000 cash retainer for his service as Chair of the Board.

(2)	As explained in more detail below in the section captioned “Non-Cash Retainers,” Outside Directors automatically receive annual Stock Awards. Each Stock Award is fully vested as of the date of grant and, in 2014, consisted of that number of shares of the Company’s Common Stock having a value equal to $36,000, subject to adjustment for rounding. The amounts reflected in this column represent the aggregate grant date fair values of such Stock Awards.

(3)	No Option Awards were made to Outside Directors in 2014. Outside Directors had the following number of stock options outstanding (all vested and exercisable) at December 31, 2014: Ms. Burdett, 18,716; Mr. Duffy, 15,391; Mr. Farrell, 9,902; Mr. Giles, 18,682; Mr. Gurley, 24,391; Ms. Hammett, -0-; and Mr. Soderstrom, 18,716.

Meeting Fees and Cash Retainers

During 2014, all Outside Directors were paid $1,500 for each meeting of the Board attended, as well as $1,500 for any standing committee meetings attended by committee members. Telephonic participation fees are $1,000 per meeting.

Each Outside Director received an annual cash retainer of $25,000 during 2014. In addition, during 2014, the Chair of the Board received an annual cash retainer of $75,000 for his service as Chair. The chairs of the Compensation Committee and the Corporate Governance Committee received annual cash retainers of $5,000. The annual cash retainer for the Chair of the Audit Review Committee was $15,000. Each member of the Audit Review Committee, including the Chair, received a cash retainer of $6,000 for serving on said Committee in 2014.

In September 2014, the Compensation Committee commissioned and received a “Director Compensation Analysis” report (the “2014 Director Compensation Analysis”) from Meridian. See “Role of Consultants” in the Compensation Discussion and Analysis section above. On October 31, 2014, following the review of and recommendations set out in the “2014 Director Compensation Analysis” and other independent knowledge of the Directors, the Compensation Committee voted to recommend to the Board of Directors that the annual cash retainer paid to each Outside Director be increased from $25,000 to $35,000 effective January 1, 2015. The Board of Directors approved the recommendation of the Committee.

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Non-Cash Retainers

On June 30 and December 31 of each year, each Outside Director automatically receives a stock award consisting of that number of whole shares of Common Stock of the Company obtained by dividing $18,000 by the fair market value of a share of Common Stock as of the date of grant, in each case rounded upward to the nearest number of whole shares. Accordingly, each Outside Director received 658 shares of Common Stock of the Company on June 30, 2014 and 549 shares of Common Stock of the Company on December 31, 2014.

On October 31, 2014, following the review of and recommendations set out in Meridian’s “2014 Director Compensation Analysis” and other independent knowledge of the Directors, the Compensation Committee voted to recommend to the Board of Directors that the annual stock award be increased from $36,000 to $50,000, effective January 1, 2015. The Board of Directors approved the recommendation of the Committee.

Director Deferred Compensation and Retirement Benefits

On March 6, 1991, the Company adopted a Deferred Compensation Plan (the “Deferred Compensation Plan”) under which all persons serving as Directors on or after January 1, 1991 were entitled to participate (except that, pursuant to an amendment dated March 4, 1994, employees of the Company serving as Directors were not entitled to participate other than the Company’s President and Chief Executive Officer). Under the Deferred Compensation Plan, eligible Directors were entitled to receive “Past Service Benefits” equal to $3,000 times the number of years a participant served as a Director prior to January 1, 1991, and “Future Service Benefits” equal to $6,000 times the number of years a participant serves as a Director after December 31, 1990. The Deferred Compensation Plan provides that for purposes of calculating the amount of the Past Service Benefits and Future Service Benefits, participants are credited with a full year of service for each calendar year or part thereof of service rendered. A participant accrues 100% of his or her Past Service Benefits upon reaching age 62 or older while serving as a Director of the Company. A participant is fully vested in accrued Past Service Benefits upon completing five years of service as a Director of the Company. Accrued and vested benefits under the Deferred Compensation plan are paid in a cash lump sum as soon as practicable after the later of the date the participant ceases to serve as a Director of the Company or the date the participant attains age 62. The Deferred Compensation Plan is unfunded. In December 1996, the Deferred Compensation plan was amended a second time (the “1996 Amendment”) such that Future Service Benefits were defined as equal to $6,000 times the number of years a participant serves as a Director of the Company after December 31, 1990, and prior to January 1, 1997. The 1996 Amendment also provided that no Past Service Benefits or Future Service Benefits would accrue on or after January 1, 1998.

No payments were made to any current or former Director of the Company in 2013 under the Deferred Compensation Plan. Pursuant to the 1996 Amendment, no additional benefits under the Deferred Compensation Plan accrued with respect to any Director in 2014. The only Director of the Company, past or current, who is entitled to any accrued benefits under the Deferred Compensation Plan, is W. Leslie Duffy. Since Mr. Duffy continues to serve as a Director of the Company, he is not currently entitled to payment of his accrued benefits under the Deferred Compensation Plan. The value of Mr. Duffy’s accrued benefits under the Deferred Compensation Plan is $30,000.

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Inside Director

Mr. Barnhart, as the only Employee Director, does not receive any compensation for his Board activities. His compensation as an executive officer is disclosed in the Summary Compensation Table.

SECURITIES OWNERSHIP OF DIRECTORS, CERTAIN
OFFICERS AND 5% BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of February 27, 2015 (except as otherwise noted) by: (a) each of our directors; (b) each of our named executive officers; (c) all of our current directors and executive officers as a group; and (d) each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our Common Stock. Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days after February 27, 2015 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our Common Stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Directors
Dale G. Barnhart, President and CEO	253,331	(1)	1.47%
Kathleen Burdett	64,187	(2)	*
W. Leslie Duffy, Esq., Chairman	78,293	(3)	*
Matthew T. Farrell	77,780	(4)	*
Marc T. Giles	38,590	(5)	*
William D. Gurley	67,630	(6)	*
Suzanne Hammett	25,870		*
S. Carl Soderstrom, Jr.	42,313	(7)	*
Named Executive Officers
Joseph A. Abbruzzi	38,461	(8)	*
Robert K. Julian	78,712	(9)	*
Chad A. McDaniel	35,262	(10)	*
David H. Williams	46,028	(11)	*
Current Directors and Executive Officers as a Group (14 persons including 12 named above)	886,626	(12)	5.14%
5% Stockholders
Dimensional Fund Advisors LP	1,422,229	(13)	8.29	%**
Building One
6300 Bee Cave Road
Austin, TX 78746
BlackRock, Inc.	1,261,228	(14)	7.4	%**
55 East 52nd Street
New York, NY 10022
T. Rowe Price Associates, Inc. and	1,258,810	(15)	7.33	%**
T. Rowe Price Small-Cap Value Fund, Inc.
100 E. Pratt Street
Baltimore, MD 21202

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*	Represents less than one percent of our outstanding Common Stock.
**	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of Common Stock held as of December 31, 2014.
	(1)	Includes 34,632 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 27, 2015 and 81,871 shares underlying PSAs granted under the 2012 Stock Plan that carry full voting rights.
	(2)	Includes 18,716 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 27, 2015.
	(3)	Includes 15,391 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 27, 2015.
	(4)	Includes 9,902 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 27, 2015.
	(5)	Includes 18,682 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 27, 2015.
	(6)	Includes 24,391 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 27, 2015.
	(7)	Includes 18,716 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 27, 2015.
	(8)	Includes 3,537 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 27, 2015; also includes 9,985 shares underlying RSAs granted under the 2012 Stock Plan that carry full voting rights and 23,949 shares underlying PSAs granted under the 2012 Stock Plan that carry full voting rights.
	(9)	Includes 24,225 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 27, 2015; also includes 38,000 shares underlying PSAs granted under the 2012 Stock Plan that carry full voting rights.
	(10)	Includes 4,262 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 27, 2015; also includes 4,000 shares underlying RSAs granted under the 2012 Stock Plan that carry full voting rights and 27,000 shares underlying PSAs granted under the 2012 Stock Plan that carry full voting rights.
	(11)	Includes 8,638 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 27, 2015; also includes 7,500 shares underlying RSAs granted under the 2012 Stock Plan that carry full voting rights; and 24,423 shares underlying PSAs granted under the 2012 Stock Plan that carry full voting rights.
	(12)	Includes 187,379 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 27, 2015; 23,635 shares underlying RSAs granted under the 2003 Stock Plan and the 2012 Stock Plan that carry full voting rights and 216,592 shares underlying PSAs granted under the 2003 Stock Plan and the 2012 Stock Plan that carry full voting rights.
	(13)	Based on information reported in Amendment No. 15 to Schedule 13G filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP, an investment adviser reporting on behalf of certain Funds. As set forth in said filing, Dimensional Fund Advisors LP had, as of December 31, 2014, sole voting power with respect to 1,385,376 shares, sole dispositive power with respect to 1,422,229 shares and did not have shared voting or shared dispositive power over any shares held. Dimensional Fund Advisors LP disclaims beneficial ownership of all securities of the Issuer held in the Funds.
	(14)	Based on information reported in Amendment No. 4 to Schedule 13G filed with the SEC on January 26, 2015. As set forth in said filing, BlackRock, Inc. had, as of December 31, 2014, sole voting power with respect to 1,228,856 shares and sole dispositive power over all of the shares held.
	(15)	Based on information reported in Amendment No.14 to Schedule 13G filed with the SEC on February 10, 2015 jointly by T. Rowe Price Associates, Inc., an investment advisor to certain Funds (beneficial owner of 7.3% of the Company’s outstanding shares) and T. Rowe Price Small-Cap Value Fund, Inc. (beneficial owner of 6.7% of the Company’s outstanding shares). As set forth in said filing, T. Rowe Price Associates, Inc. had, as of December 31, 2014, sole voting power with respect to 108,810 shares, sole dispositive power with respect to 1,258,810 shares, and did not share voting or dispositive power with respect to any of the shares held. As set forth in said filing, T. Rowe Price Small-Cap Value Fund, Inc. had, as of December 31, 2014, sole voting power with respect to 1,150,000 shares and did not have shared voting or dispositive power or sole dispositive power with respect to any shares held. T. Rowe Price Associates, Inc. disclaims beneficial ownership of all securities of the Issuer held in the Funds.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, Directors, persons who own more than 10% of a registered class of the Company’s equity securities, and certain entities associated with the foregoing (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 (“Beneficial Ownership Reports”) with the SEC and furnish copies of such reports to the Company. Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the Directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2014.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The Company’s Bylaws set forth the procedures a stockholder must follow to nominate a person for election to the Board or to bring other business before a stockholder meeting. In accordance with the Company’s Bylaws, a stockholder may nominate a person for election to the Board or propose other business to be considered by the stockholders at an Annual Meeting only if the stockholder is entitled to vote at the Annual Meeting and has complied with the notice procedures set forth in the Company’s Bylaws and was a stockholder of record at the time such notice was delivered to the Secretary of the Company. Each of the procedures and requirements set forth below is mandated by the Company’s Bylaws, except with respect to the section captioned “Stockholder Proposals for 2016 Annual Meeting” (the procedures and requirements for which are mandated by SEC regulations).

Timeliness of Notice

For nominations or other business to be properly brought before an Annual Meeting, a stockholder must have given timely notice thereof in writing to the Secretary of the Company and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the date the Annual Meeting is called for is a date that is not within thirty days before or after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or public announcement of the date of the Annual Meeting was made, whichever first occurs.

Content of Notice for Stockholder Nominations

The stockholder’s notice of nomination of a director must provide the information stipulated in the Company’s Bylaws, which includes, among other things, the following information with respect to each person whom the stockholder proposes to nominate for election or reelection as a Director: (i) the name, age, business address and residence address of the person, (ii) the principal occupation and employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

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The stockholder’s notice also must set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder and of such beneficial owner, as they appear on the Company’s books; (ii) the class and number of shares of the capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, as to the stockholder giving the notice; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the person named in its notice; (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (B) otherwise solicit proxies from stockholders in support of such nomination; and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a Director if elected. The Company may require any proposed nominee to furnish such other information as may be reasonably required to determine the eligibility of such proposed nominee to serve as a Director of the Company.

Content of Notice for Other Stockholder Proposals

If a stockholder wishes to bring matters other than proposals for Director nominations before an Annual Meeting, the stockholder’s notice must set forth for each item of business that the stockholder proposes for consideration (i) a description of the business desired to be brought before the stockholder meeting; (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Company’s Bylaws, the language of the proposed amendment); (iii) the reasons for conducting such business at the stockholder meeting; (iv) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (v) any other information relating to the stockholder, the beneficial owner, or proposed business that would be required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies relating to the proposed item of business pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The stockholder’s notice also shall set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made certain additional information similar in nature and scope to the additional information required of a stockholder making a nomination for Director. The Company may require the stockholder to furnish such other information as may be reasonably required to determine whether each proposed item of business is a proper matter for stockholder action.

Consequences of Failure to Comply

Any stockholder proposal or nomination which does not comply with the procedures set forth in the Company’s Bylaws (or other applicable law) will be disregarded, and the stockholder will not be permitted to nominate his or her candidate for election to the Board or bring any other business before the stockholder meeting.

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Stockholders May Request Copies of Applicable Bylaws

A copy of the Bylaw provisions discussed above was filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K dated March 12, 2004 and may be obtained by writing to the Company at Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151, Attention: General Counsel.

Stockholder Proposals for 2016 Annual Meeting

Consistent with SEC regulations, proposals of stockholders of the Company that are intended to be presented at the Annual Meeting to be held in 2016, and which stockholders desire to have included in the Company’s proxy materials relating to such Annual Meeting, must be received by the Company no later than November 17, 2015, which is 120 calendar days prior to the first anniversary of the mailing date for this year’s proxy statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that Annual Meeting.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151, Attention: General Counsel, or by calling (860) 646-1233 extension 258. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address and phone number.

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the Annual Meeting, please submit your proxy or voting instructions as described in “Options for Voting.” Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

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EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION OF
LYDALL, INC.

The present name of the corporation is Lydall, Inc. The corporation was incorporated by the filing of its original Certificate of Incorporation ~~of the Corporation was filed~~ with the Secretary of State of the State of Delaware on August 26, 1987. This Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

Article 1. The name of the corporation is Lydall, Inc. and is sometimes hereinafter referred to as the “Company.”

Article 2. The address of the Company’s registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, City of Dover, County of Kent 19904 and the name of the Company’s registered agent at such address is National Registered Agents, Inc.

Article 3. The nature of the business to be transacted and the purposes to be promoted or carried out by the Company are ~~as follows:To do~~ to conduct a general manufacturing business and to engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article 4. The total number of shares of all classes of stock which the Company shall have authority to issue is 30,500,000 shares. The designation of each class of stock, the authorized number of shares of each such class, and the par value of each share thereof, are as follows:

Designation	Authorized Number of Shares	Par Value
Common Stock	30,000,000	$	.~~10~~01
Preferred Stock	500,000	$	~~1.00~~.01

Article 5. The terms, limitations and relative rights and preferences of each class of shares and series thereof and an express grant of authority to the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware are as follows:

(a)          The holders of the Common Stock shall each be entitled to one vote per share.

i

(b)          The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

Article 6.

(a)          The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) ~~Directorships~~members; the exact number ~~of such Directorships~~ to be determined by resolution of the Board of Directors. Each Director shall be elected for a term ~~of one (1) year or until the first annual meeting thereafter and until another shall be elected in his stead. In the event the number of members of the Board is increased, the newly created directorships shall be filled by a vote of the holders of a majority of the~~ending on the date of the next annual meeting of stockholders or until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal. Any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by the sole remaining director, or by the holders of shares of the capital stock entitled to vote in elections of Directors, and each Director so elected shall hold office until the expiration of the term of office of the Director who he or she has replaced or until such director’s successor is elected and qualified.

(b)          The affirmative vote of the holders of two-thirds (2/3) of the voting power of all classes of stock entitled to vote in elections of Directors, voting together as a single class, with each share of Common Stock having one vote and other shares having the number of votes to which such shares are entitled, shall be required for the removal, with or without cause, by stockholders, of any Director from the Board of Directors. Such affirmative vote or consent of the stockholders shall be in addition to the vote or consent of the holders of stock of the Company otherwise required by law or any agreement between the Company and any national securities exchange.

(c)          Unless and except to the extent that the By-laws of the Company shall so require, the election of directors of the Company need not be by written ballot.

Article 7. Notwithstanding any other ~~provisions~~ provision of this Certificate of Incorporation or the By-Laws of the Company (and notwithstanding that a lesser percentage may be specified by law or the By-Laws of the Company), no provision of this Certificate of Incorporation shall be repealed or amended in any respect, nor shall any new provision be added to this Certificate of Incorporation unless such action is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of all classes of stock entitled to vote in elections of Directors, voting together as a single class with each share of Common Stock having one vote and other shares having the number of votes to which such shares are entitled.

ii

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Company is expressly authorized to make, alter and repeal the By-laws of the Company.

Article 8. A Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the ~~Delaware~~ General Corporation Law of the State of Delaware, or (iv) for any transaction from which the Director derived any improper personal benefit. If the ~~Delaware~~ General Corporation Law of the State of Delaware is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by the ~~Delaware~~ General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph ~~by the stockholders of the Company~~ shall not adversely affect any right or protection of a Director of the Company ~~existing at~~ hereunder in respect of any act or omission occurring prior to the time of such repeal or modification.

Article 9.

(a)          Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director~~,~~  or officer~~, employee or agent~~ of the Company or , while a Director or officer of the Company, is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), ~~whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity where serving as a Director, officer, employee or agent,~~ shall be indemnified and held harmless by the Company to the fullest extent authorized by the ~~Delaware~~ General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director~~,~~  or officer~~, employee or agent~~  and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the ~~Delaware~~ General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

iii

(b)          If a claim under paragraph (a) of this Article is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking , the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the ~~Delaware~~ General Corporation Law of the State of Delaware. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the ~~Delaware~~ General Corporation Law of the State of Delaware, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to any advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Company.

(c)          The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested Directors or otherwise.

(d)          The Company may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such ~~person against such~~ expense, liability or loss under the ~~Delaware~~ General Corporation Law of the State of Delaware.

[Signature Page Follows]

iv

~~IN WITNESS WHEREOF,~~ Lydall, Inc. has caused this Restated Certificate of Incorporation ~~which restates and integrates andfurther amends the provisions of the Corporation’s Certificate of Incorporation, having been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law has been signed by Leonard R. Jaskol, its Chairman and Chief Executive Officer, and attested by Mary Adamwoicz, its Secretary,~~ to be executed by its duly authorized officer on this ___ day of _________, ~~2014~~2015.

~~ATTEST:~~LYDALL, INC.

~~Mary Adamowicz~~		~~Leonard R. Jaskol~~
~~Secretary~~		~~Chairman and~~
~~Chief Executive Officer~~

	Name:	Chad A. McDaniel
	Title:	Vice President, General Counsel
and Secretary

v

PRELIMINARY

LYDALL, INC.
ONE COLONIAL ROAD
POST OFFICE BOX 151
MANCHESTER, CT 06045-0151
ROBERT K. JULIAN

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The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors
Nominees

01 Dale G. Barnhart	02 Kathleen Burdett	03 W. Leslie Duffy	04 Matthew T. Farrell	05 Marc T. Giles
06 William D. Gurley	07 Suzanne Hammett	08 S. Carl Soderstrom, Jr.		

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please indicate if you plan to attend this meeting **Yes** **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000198587_1 R1.0.0.51160